Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CIC POGO LP,

DENCO RESOURCES, LLC,

4400 HOLDINGS, LLC,

POGO RESOURCES MANAGEMENT, LLC,

HNR ACQUISITION CORP.,

AND

HNRAC SPONSORS LLC (solely with respect to Section 7.20)

December 27, 2022

Membership Interest Purchase Agreement

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Section 5.15	Imbalances	30

Section 5.16	Capital Commitments	30

Section 5.17	Consents and Preferential Rights	30

Section 5.18	Financial Statements	31

Section 5.19	Reserved.	31

Section 5.20	Undisclosed Liabilities	31

Section 5.21	Employees	31

Section 5.22	Bank Accounts	31

Section 5.23	Officers	31

Section 5.24	Special Warranty of Title	32

Article VI Representation and Warranties of Buyer		32

Section 6.1	Organization and Qualification	32

Section 6.2	Power	32

Section 6.3	Authorization and Enforceability	32

Section 6.4	No Conflicts	32

Section 6.5	Liability for Brokers’ Fees	32

Section 6.6	Bankruptcy	33

Section 6.7	Consents	33

Section 6.8	No Litigation	33

Section 6.9	Funding	33

Section 6.10	SEC Documents.	33

Section 6.11	Certain Contracts and Arrangements	34

Section 6.12	Board Approval; Vote Required	34

Section 6.13	Listing	34

Section 6.14	Trust Account	35

Section 6.15	Absence of Certain Changes or Events.	34

Section 6.16	Information Supplied	34

Section 6.17	Letter Agreement	35

Section 6.18	Independent Investigation	35

Section 6.19	Investment Intent	35

Article VII Covenants of the Parties		35

Section 7.1	Access	35

Section 7.2	Government Reviews	36

Section 7.3	Notification of Breaches	36

Membership Interest Purchase Agreement

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Membership Interest Purchase Agreement

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Membership Interest Purchase Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of December 27, 2022 (the “Execution Date”) is made by and among CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), HNR Acquisition Corp., a Delaware corporation (“Buyer” or the “SPAC”), and, solely with respect to Section 7.20, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”). Seller and Buyer may hereafter be referred to each as a “Party” and together as the “Parties.”

RECITALS:

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests (the “Target Interests”) of Pogo Resources, LLC, a Texas limited liability company (the “Company”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the Target Interests for the consideration and on the terms in this Agreement;

WHEREAS, the boards of directors or managers, as applicable of the Buyer and the Company have each (a) determined that this Agreement and the Transactions are in the best interests of their respective companies, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of SPAC has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving this Agreement and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the other Transactions to its stockholders, including that the SPAC Stockholders not accept the Redemption Offer;

WHEREAS, SPAC, the Sponsor, certain holders of SPAC Common Stock and SPAC Warrants (the “SPAC Anchor Investors”), Seller and the Company, concurrently with the execution and delivery of this Agreement, are entering into that certain SPAC Transaction Support Agreement, dated as of the date hereof (the “SPAC Stockholder Support Agreement”), pursuant to which the Sponsor, SPAC and the SPAC Anchor Investors have agreed to take certain actions to support the Transactions;

WHEREAS, at Closing, Buyer, and each Seller will enter into a registration rights agreement in the form attached hereto as Exhibit RRA (the “Registration Rights Agreement”); and

WHEREAS, at Closing, Buyer and each Seller will enter into an escrow agreement in a form to be mutually agreed by the Parties (the “Escrow Agreement”); and

WHEREAS, for United States federal income tax purposes, this Agreement and the Transactions contemplated hereby are intended to be treated as a taxable sale by the Sellers of the Target Interests and an acquisition by Buyer of an undivided interest in all of the assets of the Company (as described in Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Buyer shall provide an opportunity to its stockholders to have their offering shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Buyer’s Organizational Documents in conjunction with obtaining the Buyer Stockholder Approval (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Redemption Offer”);

Membership Interest Purchase Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations, warranties, covenants, conditions, and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions; Construction

Section 1.1 Definitions. The terms defined below shall have the meaning set forth therein for all purposes under this Agreement.

“Accounting Arbitrator” has the meaning set forth in Section 9.5(b).

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, Controlling, Controlled by, or under common Control with, such Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property, the portion of the Base Purchase Price allocated by Buyer to such Property as set forth in Exhibit A.

“Allocation” has the meaning set forth in Section 7.13(g).

“Assets” means all of the assets owned by the Company.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Bodies in connection with such taxes) based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Books and Records” has the meaning set forth in Section 9.4.

“Business Day” means a day other than a day on which banks in the State of New York or Dallas, Texas are authorized or obligated to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Board” has the meaning set forth in Section 6.12.

“Buyer Board Recommendation” has the meaning set forth in Section 7.15(c).

“Buyer Common Stock” means shares of common stock of the Buyer, par value $0.0001 per share.

“Buyer Contracts” has the meaning set forth in Section 6.11.

Membership Interest Purchase Agreement

“Buyer Indemnitees” means, individually and in any combination, Buyer and its Affiliates and any of their joint venturers, partners, co-owners, co-lessors, or co-lessees, and the respective officers, directors, agents, servants, employees, contractors, subcontractors, licensees, and invitees of any tier of each, as well as the heirs, representatives, successors, or assigns of any of the foregoing.

“Buyer SEC Documents” has the meaning set forth in Section 6.10(a).

“Buyer Stockholder Approval” has the meaning set forth in Section 6.12.

“Cash Consideration” has the meaning set forth in Section 2.2.

“Cash Equivalents” means cash equivalents, including marketable securities, checks and bank deposits.

“Cash Facility” means one or more debt or equity (including a private investment in a public entity transaction, or “PIPE”) financing arrangements from third parties, institutional banks and/or investors to be utilized by Buyer for use as (i) working capital, or (ii) an additional source of capital to fund the Purchase Price.

“Casualty Properties” has the meaning set forth in Section 3.5.

“Change in Recommendation” has the meaning set forth in Section 7.15(c).

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Company Group” means, collectively, the Company and each of its Subsidiaries.

“Company Operated Properties” means any Property that is operated by Company Group.

“Competing Transaction” has the meaning set forth in Section 7.15(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 12, 2022, by and between the Company and Buyer.

“Contracts” means all contracts, agreements, and instruments by which the Properties are bound, or to which the Properties are subject, but in each case only to the extent applicable to the Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding master service agreements and the instruments constituting the Leases and Surface Rights.

“Consent Requirement” has the meaning set forth in Section 3.4(a).

Membership Interest Purchase Agreement

“Control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COPAS Standards” means standards promulgated by the Council of Petroleum Accountants Society, as consistently applied by Seller in accordance with its past practices.

“Creditors’ Rights” has the meaning set forth in Section 5.4.

“Cure Period” has the meaning set forth in Section 3.3(c).

“Defensible Title” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any written personnel policy, equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other plan, agreement, arrangement, program, practice or understanding.

“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including (a) any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or release of Hazardous Materials into the indoor or outdoor environment or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to exposure to Hazardous Materials, in effect as of the Execution Date.

“Environmental Liabilities” means any and Losses incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Assets, or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources (including to soil, air, surface water, or groundwater), remediation, or remediation costs, in each case to the extent arising out of any violation of, or any remediation obligation under, any Environmental Law and attributable to the ownership or operation of the Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Continental Stock Transfer & Trust Company, LLC.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrowed Share Consideration” has the meaning set forth in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Membership Interest Purchase Agreement

“Execution Date” has the meaning set forth in the Recitals.

“Final Settlement Statement” has the meaning set forth in Section 9.5(b).

“Financial Statements” has the meaning set forth in Section 5.19.

“Fraud” means, with respect to any Seller or the Company Group, any actual and intentional fraud and misrepresentation with respect to the making of the representations and warranties Seller and/or the Company Group set forth in Article V; provided, that such actual and intentional fraud and misrepresentation of each Seller and/or Company Group shall only be deemed to exist if Kirk Pogoloff had Actual Knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by any Seller and/or Company Group were actually inaccurate or otherwise breached when made, with the express intention that Buyer rely thereon to Buyer’s detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Body” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant or contaminant, including those that are defined or listed as hazardous or toxic or that are otherwise regulated under any applicable Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, NORM or radon; and (c) Hydrocarbons.

“Hedge Contracts” any forward, futures, swap, collar, put, call, floor, cap, option or other similar contract (excluding, for the avoidance of doubt, any physically settled contract, including index, fixed price or physical basis transactions) to which the Company is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to a Property, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including any capital gains and net worth Taxes), net profits, margin, or similar measure.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnified Personnel” has the meaning set forth in Section 7.10.

Membership Interest Purchase Agreement

“Individual Defect Threshold” has the meaning set forth in Section 3.3(g).

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intervening Event” has the meaning set forth in Section 7.15(c)

“Intervening Event Notice” has the meaning set forth in Section 7.15(c).

“IRS” means the United States Internal Revenue Service.

“Known Preferential Rights and Consents” has the meaning set forth in Section 3.4.

“LACT” has the meaning set forth in Section 2.3(a).

“Lands” means all rights and interests in the lands and depths covered by the Leases or Units.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Body, including common law.

“Leases” means all (i) oil and gas leases, (ii) subleases and other leasehold interests, (iii) operating rights interests, (iv) equitable or beneficial titles to working interests under Contracts, (v) overriding royalty interests, and (vi) other properties and interests, in each case to the extent described or identified in Exhibit A, insofar as they cover and include the lands and depths described or referenced in Exhibit A or lands and depths covered by the Units, together with any and all other right, title, and interest in and to the leasehold estates created thereby, in all cases subject to the limitations and restrictions set forth in Exhibit A and terms, conditions, covenants, and obligations set forth therein or in the instruments from which they are derived.

“Letter Agreement” has the meaning set forth in Section 6.17.

“Loss” means all losses, costs, liabilities, obligations, expenses, Taxes, fines, penalties, interest, payments, charges, indebtedness for borrowed money, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable and documented out-of-pocket expenses of investigating, defending and prosecuting litigation, including liabilities, costs, losses and damages for personal injury, illness or death or property damage, loss or destruction.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (a) has had, is or is reasonably likely to result in, a material adverse effect on the financial condition, assets, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or impairs the ability of such Person (and its Affiliates, if applicable) to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (a): (i) any occurrence, condition, change, event or effect resulting from or relating to (A) changes in general economic or financial market conditions or (B) the coronavirus (COVID-19) pandemic or the related responses of Governmental Bodies with respect thereto; (ii) any occurrence, condition, change (including changes in applicable Law), event or effect that affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (iv) any failure to meet internal estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (v) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon such Person or their respective businesses or any change in applicable Law, or in the interpretation thereof; (vii) natural declines in well performance; and (viii) any reclassification or recalculation of reserves in the ordinary course of business.

Membership Interest Purchase Agreement

“Material Contracts” has the meaning set forth in Section 5.13.

“Minimum Cash Amount” means an amount equal to the sum of all amounts in or from (a) the Trust Account (after giving effect to the exercise of the Redemption Rights and the payments related thereto), and (b) the Cash Facility; provided that the Minimum Cash Amount shall be no less than $85,000,000 and shall not exceed $100,000,000.

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated thereto after satisfaction of all burdens.

“Non-Recourse Party” has the meaning set forth in Section 12.13.

“Notice Period” has the meaning set forth in Section 7.15(c).

“NORM” means naturally occurring radioactive material.

“NYSE American” has the meaning set forth in Section 6.10(c).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 3.2(b).

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Body, association or unincorporated organization or any other form of business or professional entity.

“Pre-Effective Time Tax Period” has the meaning set forth in Section 7.13(a)(1).

“Proceeding” means any suit, proceeding or governmental investigation.

“Promissory Note” means a promissory note issued by Buyer and payable to Seller in an amount equal to the lesser of (i) the difference between $100,000,000 and the Minimum Cash Amount and (ii) $15,000,000 in the form attached hereto as Exhibit B providing for a maturity date that will be six (6) months from the Closing Date, bearing an interest rate equal to the greater of 12% per annum and the highest interest rate applicable to the Cash Facilities, and with no penalty for prepayment; provided, that if the Promissory Note is not repaid in full on or prior to its stated maturity date, Buyer shall owe interest from and after default equal to the lesser of 18% per annum and the highest amount permissible under Law, compounded monthly. For the avoidance of doubt, the Promissory Note shall be subordinated to the Cash Facilities.

Membership Interest Purchase Agreement

“Properties” means all right, title, interest, estate, privileges, and obligations, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, of Company Group in and to the Leases, Lands, Wells, and Units, and “Property” means all such right, title, interest, estate, privileges, and obligations with respect to any single unit of the Leases, Lands, Wells, or Units.

“Property Costs” means all operating expenses (including costs of insurance, rentals, title examination and title curative actions (excluding any title examination or curative costs paid or incurred in connection with any Title Defects asserted or expected to be asserted pursuant to this Agreement and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation) liabilities, losses, costs, expenses, and damages attributable to: (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law; (ii) obligations to plug and/or abandon wells and pipelines, dismantle, decommission, restoring or remove facilities; (iii) obligations to remediate any contamination of groundwater, surface water, soil, sediments, or equipment; (iv) title examination or curative costs paid or incurred in connection with any Title Defects asserted pursuant to this Agreement and environmental claims; (v) obligations to pay royalties (including overriding royalties and other burdens on production of Hydrocarbons) as well as claims of improper calculation or payment of same; (vi) lease maintenance costs, bonuses, broker fees, and other property acquisition costs; (v) gas balancing and other production balancing obligations; (vi) casualty losses; (vii) Taxes; (viii) overhead costs and general and administrative expenses of Seller or its Affiliates and (ix) any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.

“Proposed Closing Settlement Statement” has the meaning set forth in Section 9.5(b).

“Prospectus” has the meaning set forth in Section 7.16.

“Proxy Financial Statements” has the meaning set forth in Section 7.17.

“Proxy Statement” has the meaning set forth in Section 7.15(a).

“Redemption Offer” has the meaning set forth in the Recitals.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Review Period” has the meaning set forth in Section 9.5(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

Membership Interest Purchase Agreement

“Seller Indemnitees” means, individually and in any combination, Seller and its Affiliates and any of their joint venturers, partners, co-owners, co-lessors, or co-lessees, and the respective officers, directors, agents, servants, employees, contractors, subcontractors, licensees, and invitees of any tier of each, as well as the heirs, representatives, successors, or assigns of any of the foregoing.

“Share Consideration” has the meaning set forth in Section 2.2.

“SPAC” has the meaning set forth in the preamble.

“SPAC Anchor Investors” has the meaning set forth in the preamble.

“SPAC Extension” has the meaning set forth in Section 10.1(e)(1).

“SPAC Stockholders” has the meaning set forth in the preamble.

“SPAC Stockholder Support Agreement” has the meaning set forth in the preamble.

“Special Meeting” has the meaning set forth in Section 7.15(b).

“Special Warranty” has the meaning set forth in Section 5.25.

“Specified Liabilities” has the meaning set forth in Section 11.2(a).

“Sponsor” has the meaning set forth in the preamble.

“Straddle Period” means any taxable period beginning before and ending after the Effective Time.

“Subject Formation” means, with respect to a Property, any formation or formations from which the Property is producing Hydrocarbons as of the Execution Date.

“Subsidiary” of any Person shall mean (a) any corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a 50% equity interest.

“Superior Offer” has the meaning set forth in Section 7.15(c).

“Super 8-K Financial Statements” has the meaning set forth in Section 7.17.

“Surface Rights” means all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests, and surface rights, to the extent appurtenant to or used primarily in connection with the ownership and operation of the Properties or the production, gathering, treatment, processing, storing, sale, or disposal of Hydrocarbons or produced water from the Properties.

“Tail Insurance” has the meaning set forth in Section 7.10(b).

“Target Interests” has the meaning set forth in the Recitals.

“Tax Returns” means any return, report, statement, information return, claim for refund or other document filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

Membership Interest Purchase Agreement

“Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), windfall profits, customs, duties or other taxes of any kind whatsoever, together with all interest, penalties and additions to tax, imposed by any Governmental Body.

“Termination Date” has the meaning set forth in Section 11.1.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” means any claim for indemnification based upon a claim by a Third Party against an Indemnified Party

“Title Arbitrator” has the meaning set forth in Section 3.3(f).

“Title Benefit” has the meaning set forth in Section 3.2(e).

“Title Benefit Amount” has the meaning set forth in Section 3.2(f).

“Title Benefit Notice” has the meaning set forth in Section 3.3(b).

“Title Benefit Property” has the meaning set forth in Section 3.2(e).

“Title Claim Date” has the meaning Section 3.3(a).

“Title Defect” has the meaning set forth in Section 3.2(c).

“Title Defect Amount” has the meaning set forth in Section 3.2(d).

“Title Defect Deductible” has the meaning set forth in Section 3.3(g).

“Title Defect Notice” has the meaning set forth in Section 3.3(a).

“Title Defect Property” has the meaning set forth in Section 3.2(c).

“Transaction Documents” means each other agreement to be executed and delivered in connection with this Agreement, including the Escrow Agreement, the Registration Rights Agreement and the SPAC Stockholder Support Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates and all fees, costs and expenses in connection with newly issued equity or debt financing in connection with the Transactions) incurred by Company or Seller or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions, the Proxy Statement/Prospectus, and the solicitation of the SPAC Stockholders, SPAC Rights Holders and Company Shareholders and the preparation of any required filings or notices under applicable Governmental Authorities as required by applicable Law, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of the Company or any Seller as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing), and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any Affiliate of the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of the Company that is outstanding as of the Closing Date, (e) origination fees, broker or finder fees or commissions, consulting fees payable concerning or related to the Transactions or Credit Facility and (f) the premiums, commissions and other fees paid or payable in connection with obtaining the Tail Insurance.

Membership Interest Purchase Agreement

“Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Share Consideration.

“Transfer Taxes” has the meaning set forth in Section 7.13(a)(3).

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated effective February 10, 2022, between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Underwriters” has the meaning set forth in Section 7.16.

“Units” means all rights, interests, and obligations in, under, or derived from all communitization, unitization, and pooling agreements, declarations, and orders in effect with respect to any of the Leases.

“Wells” means all oil, gas, water, monitoring, carbon dioxide, and injection wells located on the Lands, whether producing, operating, plugged, abandoned, shut-in, or temporarily abandoned, including, without limitation, those set forth in Exhibit A.

“Working Interest” means, with respect to any Property, the interest that is burdened with or subject to the obligation to bear or pay costs and expenses of maintenance, development, and operations on or in connection therewith.

Section 1.2 Construction.

(a) All Article, Section, Subsection, Schedule, Appendix, and Exhibit headings and references used in this Agreement are to Articles, Sections, Subsections, Schedules, Appendices, and Exhibits to this Agreement unless otherwise specified. The Exhibits, Appendices, and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall in any way affect the meaning or interpretation of this Agreement. Unless the context requires otherwise: (i) all words used in this Agreement in the singular number shall extend to and include the plural, and all words in the plural number shall extend to and include the singular; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) the words “includes” or “including” require inclusion without limitation; (iv) the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not any particular Section or Article in which such words appear; (v) reference to a Person includes such Person’s successors and permitted assigns; (vi) reference to a Law encompass any amendment thereof or any successor thereto, together with any rules and regulations promulgated thereunder; and (vii) references to dollars and the symbol “$” mean United States Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and whenever an action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(b) Each of the Parties has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Membership Interest Purchase Agreement

Article II
Purchase and Sale Transaction

Section 2.1 Purchase and Sale. Upon and subject to the terms, provisions, and conditions set forth in this Agreement, at Closing, Seller shall sell, assign, and convey to Buyer, and Buyer shall purchase and accept from Seller, effective as of the Effective Time, the Target Interests. As used herein, the “Effective Time” means 12:01 a.m. on the first day of the calendar month that is four (4) months prior to the calendar month of the Closing Date.

Section 2.2 Purchase Price. The purchase price (the “Base Purchase Price”) for the Target Interests shall be cash in the amount of $100,000,000 in immediately available funds (the “Cash Consideration”); provided, that a portion of the Cash Consideration not to exceed $15,000,000 may be payable through the Promissory Note to Seller to the extent the Minimum Cash Amount is less than $100,000,000 and 2,000,000 shares of Buyer Common Stock valued at $10.00 per share (the “Share Consideration”); provided, that, at Closing, 500,000 shares of Share Consideration (the “Escrowed Share Consideration”) shall be placed in escrow with the Escrow Agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions herein. The Base Purchase Price is subject to adjustment in accordance with Section 2.3. The Base Purchase Price, as adjusted in accordance with Section 2.3, is hereafter referred to as the “Adjusted Purchase Price.” The number of shares of Buyer Common Stock constituting the Share Consideration and Escrowed Share Consideration shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend, reorganization, recapitalization or other similar event affecting the Buyer Common Stock occurring after the date of this Agreement and prior to the Closing so as to provide Seller the same economic effect as contemplated by this Agreement prior to such change.

Section 2.3 Purchase Price Adjustment.

(a) Except to the extent accounted for in the adjustments to the Cash Consideration and Share Consideration made under Section 2.3(b), the Base Purchase Price reflects and the Parties agree and covenant that (i) Buyer shall be entitled to the value of all production of Hydrocarbons from or attributable to the Properties from and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts, and credits earned with respect to the Target Interests at or after the Effective Time, and (ii) Seller shall be entitled to the value of all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts, and credits earned with respect to the Target Interests prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS Standards. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3(a), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units, and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit, or Well, or if there are no storage facilities, when they pass through the lease automatic custody transfer (“LACT”) meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units, and Wells when they pass through the delivery point sales meters, custody transfer meters, or other gas flow or volume meters at the entry point into the pipelines through which they are transported from such lands. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.

Membership Interest Purchase Agreement

(b) The Base Purchase Price shall be decreased by the following amounts, without duplication:

(1) the aggregate amount of the proceeds received and retained by Seller (i.e., if distributed out of the Company) that are earned from the sale of Hydrocarbons (net of any royalties, overriding royalties, or other burdens on or payable out of production, gathering, processing, and transportation costs not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties from and after the Effective Time;

(2) the aggregate amount of all Property Costs which are attributable to the Properties during the period prior to the Effective Time and that (x) have been paid or economically borne by the Company or any of its Subsidiaries from and after the Effective Time, or (y) have been paid or economically borne by Buyer, regardless of whether before, at, or after the Effective Time;

(3) the amount, if any, of Imbalances owing by the Company or any of its Subsidiaries as of the Effective Time, multiplied by $5.75 per MMBtu or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the Company or any of its Subsidiaries as of the Effective Time;

(4) in accordance with Section 3.4 or Section 7.7, the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing, or (ii) that are affected by unsatisfied and unwaived Consent Requirement;

(5) subject to Section 3.3(g), the applicable Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been finally determined or agreed pursuant to Section 3.3 (or, for purposes of the Closing Payment, pursuant to Seller’s good faith estimate), and by the Allocated Value (or applicable portion thereof) of any Title Defect Property conveyed to a Seller-designated Affiliate pursuant to Section 3.3(d)(1)(B);

(6) the Allocated Values (or the applicable portion thereof) of any Properties excluded by Seller pursuant to Section 3.5;

(7) the amount of all Taxes allocable to Seller pursuant to Section 7.13(a)(1) and Section 7.13(a)(2) but paid or economically borne by Buyer; and

(8) any other amount provided elsewhere in this Agreement as a decrease to the Base Purchase Price or otherwise agreed upon in writing by the Parties.

(c) The Base Purchase Price shall be increased by the following amounts, without duplication:

(1) the aggregate amount of the proceeds, to the extent not received and retained by Seller (i.e., to the extent such amounts are left in the Company and not distributed to Seller), that are earned from the sale of Hydrocarbons (net of any royalties, overriding royalties, or other burdens on or payable out of production, gathering, processing, and transportation costs not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties prior to the Effective Time;

Membership Interest Purchase Agreement

(2) the aggregate value, to the extent not received and retained by Seller, of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be computed using the applicable contract price for the month immediately prior to the Closing Date), less any applicable production, severance, sales or excise Taxes (to the extent not taken into account as a reduction under Section 2.3(b)(8), overriding royalties, royalties, and similar burdens on or payable out of production;

(3) the amount of all Property Costs and other costs attributable to the ownership of the Target Interests, including prepaid costs and deposits, that are incurred from and after the Effective Time and that (x) have been paid or economically borne by the Company or any of its Subsidiaries prior to the Effective Time or (y) have been paid or economically borne by Seller, whether before, at, or after the Effective Time;

(4) the amount of $150,000 for each calendar month which transpires in full after the Effective Date until but not including the month in which Closing occurs;

(5) the amount, if any, of Imbalances in favor of the Company or any of its Subsidiaries as of the Effective Time, multiplied by $5.75 per MMBtu or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to the Company or any of its Subsidiaries as of the Effective Time;

(6) the applicable Title Benefit Amount as a result of Title Benefits for which the Title Benefit Amount has been finally determined or agreed pursuant to Section 3.3;

(7) the amount of all cash and Cash equivalents contributed to the Company or any of its Subsidiaries after the Effective Time, but before Closing, by or on behalf of Seller excluding revenue of Seller as a source of the cash or Cash equivalents.

(8) the amount of all Taxes allocable to Buyer pursuant to Section 7.13(a)(1) and Section 7.13(a)(2) but paid or economically borne by Seller; and

(9) any other amount provided elsewhere in this Agreement as an increase to the Base Purchase Price or otherwise agreed upon in writing by the Parties.

(d) All adjustments to the Base Purchase Price pursuant to this Section 2.3 shall be made pro rata to the Cash Consideration and Share Consideration based on the relative percentage of each as compared to the Base Purchase Price (i.e., 83.33% to the Cash Consideration and 16.67% to the Share Consideration).

(e) Notwithstanding the foregoing, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Properties and no further responsibility for Property Costs and other costs attributable to the ownership of the Target Interests incurred with respect to the Properties following the final determination and payment of the Adjusted Purchase Price in accordance with Section 2.2 and Section 2.3.

(f) Without limitation of the foregoing, from the Execution Date through the Closing, the Company shall use reasonable efforts to maintain normalized levels of working capital (i.e., current assets minus current liabilities, calculated in accordance with the prior practice of the Company), consistent with past practice and to provide for, as of the Closing Date, a positive working capital balance of at least $2,000,000; provided, that the maintenance of such level of working capital shall in no event result in a reduction of the Purchase Price or otherwise impact the aggregate amount of proceeds received by Seller in connection with the transactions contemplated by this Agreement.

Membership Interest Purchase Agreement

Article III
Title Matters

Section 3.1 Exclusive Remedies. The provisions of this Article III, together with the Special Warranty, to the fullest extent permitted by Law, shall furnish the exclusive rights and remedies of Buyer with respect to title to the Properties. EXCEPT AS PROVIDED IN THIS ARTICLE III AND IN THE SPECIAL WARRANTY OR IN THE CASE OF ACTUAL FRAUD, FOR WHICH SELLER SHALL REMAIN LIABLE, BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER INDEMNITEES, RELEASES, REMISES, AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL LOSSES WHICH BUYER OR ANY BUYER INDEMNITEE MIGHT NOW OR SUBSEQUENTLY HAVE BASED ON, RELATING TO, OR ARISING OUT OF ANY TITLE DEFECT OR ANY DEFECT, IRREGULARITY, LIEN, ENCUMBRANCE, COVENANT, OBLIGATION, OR OTHER ISSUE, MATTER, OR DEFICIENCY AFFECTING TITLE TO ANY PROPERTY.

Section 3.2 Certain Definitions.

(a) Defensible Title. With respect to the each of the Properties, “Defensible Title” means title of the Company or any of its Subsidiaries, as applicable that, as of the Effective Time and the Closing Date, is deducible of public record, is free and clear of liens and encumbrances, and, subject to and except for Permitted Encumbrances, meets the following conditions:

(1) causes the Company Group to hold a Working Interest that is not greater than that set forth in Exhibit A for the Property, except to the extent that any excess Working Interest is accompanied by a proportionate increase in Net Revenue Interest;

(2) entitles the Company Group to not less than the corresponding Net Revenue Interest as set forth in Exhibit A for the Property; and

(3) causes the Property to be in full force and effect and as of the Effective Time (which, in the case of an oil, gas, and/or mineral lease, means that the lease shall not have terminated in full or in part).

(b) Permitted Encumbrances. “Permitted Encumbrances” means:

(1) with respect to a Property, burdens, to the extent their net cumulative effect does not reduce the Company Group’s Net Revenue Interest below the corresponding Net Revenue Interest in Exhibit A;

(2) the terms, provisions, and legal effect of all Leases (including “Pugh” clauses or similar severance provisions that cause or have caused portions of Leases to be terminated), assignments and conveyances in the chain of title to the Leases, Surface Rights, and Contracts to the extent that they do not, individually or in the aggregate: (i) reduce the Company’s Net Revenue Interest below that shown in Exhibit A or increase the Company Group’s Working Interest above that shown in Exhibit A without a corresponding increase in the Net Revenue Interest, or (ii) materially interfere with the ownership and operation of the Properties as currently owned and operated;

(3) with respect to a Property, any matter to the extent that it affects, pertains to, or relates to any depth, horizon, stratum, or formation other than the Subject Formation for such Property;

Membership Interest Purchase Agreement

(4) any matter set forth, identified, or referenced in Exhibit A.

(5) subject to compliance with Sections 3.4, Third Party consent requirements and preferential rights to purchase involving the Properties;

(6) Third Party rights of consent other than Consent Requirements, together with Consent Requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate Persons on or prior to the Closing Date (or, with respect to Consent Requirements which Seller has elected to cure under Section 3.4(a), on or prior to the end of the Cure Period) or the appropriate time period for asserting the right has expired or with respect to which waiver or consent need no longer be obtained for the transfer to be valid;

(7) all rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the change in control of ownership of the Properties if they are not required prior to thereto or are of a type customarily obtained after closing;

(8) any easements, rights-of-way, servitudes, permits, surface leases, and other rights relating to surface use in, on, under, upon, or across the Properties or otherwise affecting the Properties, including, without limitation, those for streets, alleys, highways, pipelines, telephone lines, power lines, railways, wind turbines, pipelines, stock tanks, water wells, injection wells, canals, ditches, reservoirs, grazing, hunting, and lodging, to the extent they do not materially interfere with the operation of the Properties;

(9) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar or inchoate liens or charges arising under Leases, Surface Rights, Contracts, or Law for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions as described in Schedule 3.2(b)(9);

(10) any lien, security interest, or encumbrance affecting the Properties that is discharged by Seller;

(11) liens for Taxes or assessments not yet due and delinquent;

(12) any and all mortgages, outstanding deeds of trust, liens, or other encumbrances that are to be released at Closing;

(13) any Title Defects of other matters waived by Buyer;

(14) any encumbrance on or affecting a Property which is expressly assumed, bonded, or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

(15) rights of reassignment normally arising upon final intention to abandon or release all or any part of the Properties;

(16) Any Imbalances and any calls on Hydrocarbon production under existing Contracts as described and set forth in Schedule 5.15;

Membership Interest Purchase Agreement

(17) rights reserved to or vested in any Governmental Body to control or regulate any of the Properties in any manner, and all generally applicable laws, including rules and orders relating to pooling, spacing, density, proration, development of the Properties, and zoning and planning ordinances and regulations of any municipality or political subdivision;

(18) any prior breaches of maintenance of uniform interest provisions in an operating agreement or similar agreement if waived by the parties having the right to enforce such provision or if the violation of such provision would not by its terms unwind or void the sale of the affected Properties hereunder;

(19) restrictions or limitations (including drilling and operating limitations) imposed on the Properties by reason of the rights of cotenants, surface, or subsurface owners, or operators in a common property (including the rights of gravel, coal, timber, utility owners, licensees, and/or lessees);

(20) any liens, charges, encumbrances, defects, irregularities, or other matters in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by, arising out of, or relating to Leases, Surface Rights, Contracts, or otherwise) that are of a nature customarily accepted by prudent purchasers of properties for the production of Hydrocarbons and do not, individually or in the aggregate, reduce the Company’s Net Revenue Interest below that shown in Exhibit A or increase the Company Group’s Working Interest above that shown in Exhibit A without a corresponding increase in Net Revenue Interest, in each case as to the applicable Subject Formation for a Property;

(21) any liens, charges, encumbrances, defects, irregularities, or other matters which affect a Property from which Hydrocarbons have been and are being produced (or to which production of Hydrocarbons is allocable) for the last three (3) years and for which no claim related to title has been made in writing by any Person during such three (3) year period;

(22) the failure of an assignment or conveyance in the chain of title to a portion of the Properties to specifically describe such portion of the Properties where the assignment or conveyance contains blanket granting language that encompasses such portion of the Properties;

(23) any lien, security interest, or encumbrance granted by the lessor or affecting the lessor’s interest in a Lease;

(24) defects based on or relating to: (i) a lack of information in Seller’s or the Company Group’s files or references to a document if such document is not in Seller’s or the Company Group’s files; (ii) lack of corporate or other authorization or agency, unless Buyer provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Property; (iii) the failure to recite marital status in a document, or omissions of successions of heirship or estate Proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Property; (iv) a missing link in the chain of title, unless such missing link is affirmatively shown to exist after a review of the available public and county or parish records and the records of the Company Group, by an abstract of title, title opinion, or landman’s title chain; (v) lack of survey, unless a survey is expressly required by applicable Law;

(25) the absence of a recorded vesting instrument relating to non-consent, carried, before-payout, or after-payout interests or the failure to hold record title to any Leases earned or purchased by the Company Group pursuant to the terms of any farmout, earnout, participation agreement, or other Contract, in each case where the applicable counterparty has not yet delivered the corresponding assignment but is otherwise required to do so;

Membership Interest Purchase Agreement

(26) defects based upon (i) the failure to record any federal or state Leases or rights-of-way included in the Properties or any assignments of interests in such Leases or rights-of-way in any applicable records, unless such failure resulted in a Third Party having a superior claim of title, (ii) the failure to hold record title under state or federal Leases where the Company Group holds operating rights thereunder; and (iii) any title discrepancy between state or federal and county records, it being understood that the omission of a Property in an assignment or transfer recorded in the county records shall not be a Title Defect where the assignment or transfer is evidenced by an instrument filed in state or federal records, and vice versa;

(27) matters disclosed in this Agreement, including in any Schedule, Appendix, or Exhibit; and

(28) defects or issues that have been cured by applicable Laws of limitation or prescription or applicable marketable title Law.

(c) Title Defect and Title Defect Property. “Title Defect” means any matter, other than a Permitted Encumbrance, that causes title to a Property to fail to qualify as Defensible Title. “Title Defect Property” means any Property affected by a Title Defect.

(d) Title Defect Amount. “Title Defect Amount” means the amount by which the value of a Title Defect Property is reduced by a Title Defect. Notwithstanding anything to the contrary herein, Title Defect Amount shall be calculated without duplication. Title Defect Amounts shall be determined as follows:

(1) If the Title Defect is an indebtedness secured by a lien or encumbrance on or against a Title Defect Property that may be discharged in full by the satisfaction of the indebtedness, the Title Defect Amount shall be the total amount required to discharge the indebtedness.

(2) If the Title Defect is a shortage of Net Revenue Interest below that set forth in Exhibit A, the Title Defect Amount shall be the product of (i) the Allocated Value of the Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between the Net Revenue Interest for the Title Defect Property set forth on Exhibit A and the actual Net Revenue Interest for the Title Defect Property, and the denominator of which is the Net Revenue Interest for the Title Defect Property on Exhibit A.

(3) If the Title Defect is an excess of Working Interest above that set forth in Exhibit A, without a proportionate increase in Net Revenue Interest, the Title Defect Amount shall be the product of (i) the Allocated Value of the Title Defect Property multiplied by (ii) a fraction, the numerator of which is the positive difference between the Working Interest for the Title Defect Property set forth on Exhibit A and the actual Working Interest for the Title Defect Property, and the denominator of which is the Working Interest for the Title Defect Property on Exhibit A.

(4) If the Title Defect is a matter that does not fall into subsections (1), (2) or (3) above, the Title Defect Amount shall be determined by taking into account all relevant factors, including: (i) the Allocated Value of the affected Title Defect Property; (ii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur; (iii) the economic effect of the Title Defect over the life of the Title Defect Property; and (iv) the values placed upon the Title Defect by Buyer and Seller.

Membership Interest Purchase Agreement

(e) Title Benefit and Title Benefit Property. “Title Benefit” shall mean any right, circumstance, or condition that operates to increase the Net Revenue Interest of the Company Group in any Property above that shown in Exhibit A to the extent not accompanied by a greater than proportionate increase in the Company Group’s Working Interest therein. “Title Benefit Property” means any Property affected by a Title Benefit.

(f) Title Benefit Amount. “Title Benefit Amount” means, for a Title Benefit that represents a discrepancy between the Net Revenue Interest for the Title Benefit Property and the Net Revenue Interest stated in Exhibit A, and if the such increase is accompanied by not more than a proportionate increase in the Company Group’s Working Interest therein, the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual amount of the increase in Net Revenue Interest over that stated in Exhibit A and the denominator of which is the Net Revenue Interest stated in Exhibit A.

Section 3.3 Title Procedures.

(a) Title Defects. To assert a Title Defect, Buyer must deliver a notice to Seller (each a “Title Defect Notice”) on or before the day that is eight (8) Business Days before the Scheduled Closing Date (the “Title Claim Date”), except as otherwise provided under Section 3.4 or Section 3.5; provided, however, that Buyer agrees that it shall furnish to Seller at least once every week, commencing on the seventh (7th) day following the date of this Agreement until the Title Claim Date with a Title Defect Notice for any Title Defects discovered during such one-week period. Each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, including the legal basis therefor; (ii) an identification of the Title Defect Property; (iii) the Allocated Value of each Title Defect Property; (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect; and (v) Buyer’s reasonable estimate of the Title Defect Amount supported by the computations and information upon which the estimate is based. Buyer shall be deemed to have waived for all purposes under this Article III all Title Defects that were not included in a Title Defect Notice delivered to Seller on or before the Title Claim Date.

(b) Title Benefits. Seller shall have the right but not the obligation to deliver to Buyer with respect to each Title Benefit a written notice (a “Title Benefit Notice”) asserting such Title Benefit on or before the Title Claim Date. Each Title Benefit Notice shall include: (i) a description of the Title Benefit; (ii) an identification of the Title Benefit Property; (iii) the Allocated Value of the Title Benefit Property; (iv) supporting documents reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the existence of the alleged Title Benefit(s); and (v) Seller’s estimate of the Title Benefit Amount supported by the computations and information upon which Seller’s estimate is based. Seller shall be deemed to have waived for all purposes hereunder all Title Benefits that were not included in a Title Benefit Notice delivered to Buyer on or before the Title Claim Date.

(c) Cure Right. Seller shall have the right, but not the obligation, upon delivering written notice to Buyer, to attempt at its sole cost, to cure or remove any Title Defects asserted by Buyer on or before the expiration of ninety (90) days after the Title Claim Date (the “Cure Period”), unless the Parties otherwise agree. If Seller has provided notice at least two (2) days prior to the Closing Date of Seller’s intent to attempt to cure a Title Defect within the Cure Period, there shall be no reduction to the Base Purchase Price with respect to the Title Defect for purposes of Closing. If at the end of the Cure Period (i) the Title Defect is not cured as agreed by Seller and Buyer or (ii) if Seller and Buyer cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the Cure Period, then in either case Seller shall elect one of the options set forth in Section 3.3(d)(1)(A) or 3.3(d)(1)(B) for such Title Defect, in which event the Base Purchase Price adjustment required in connection with the selected option under this Article III shall be made in the Final Settlement Statement. If Seller has elected the option under Section 3.3(d)(1)(A) and at the end of the Cure Period the Title Defect is cured as agreed by Seller and Buyer, or if Seller and Buyer cannot agree and it is determined by the Title Arbitrator that such Title Defect is cured as of the end of the Cure Period, then, within five (5) Business Days thereafter, Seller shall cause the Seller-designated Affiliate to reassign to Buyer the Title Defect Property with respect to which Title Defects were cured. No action of Seller in electing or attempting to cure a Title Defect shall constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure the Title Defect.

Membership Interest Purchase Agreement

(d) Remedies for Title Defects.

(1) In the event that (i) any Title Defect asserted by Buyer in accordance with Section 3.3(a) is not waived by Buyer and (ii) Seller has not provided notice to Buyer at least two (2) days prior to the Closing Date of Seller’s intent to attempt to cure the Title Defect or Seller has provided such notice but the Title Defect is not cured before the expiration of the Cure Period, then Seller shall, at its sole election:

(A)	reduce the Base Purchase Price by the Title Defect Amount;

(B)	cause the Company Group to convey the Title Defect Property (or affected portion thereof) to a Seller-designated Affiliate, in which event the Share Consideration shall be reduced by an amount equal to the Allocated Value of such Title Defect Property (proportionately reduced to the extent the Title Defect Property is only partially affected); or

(C)	if applicable, terminate this Agreement pursuant to Article X.

(2) In the event Seller elects to cause Company Group to convey a Title Defect Property to a Seller-designated Affiliate and revenue has regularly been paid to Company Group with respect thereto without written complaint for a period in excess of three (3) years, then Buyer agrees, except as required by Law:

(A)	not to take any action to interfere with such revenue stream to the Seller-designated Affiliate and its successors and assigns (including by causing such interest to be put in suspense); and

(B)	to the extent that Buyer becomes payor of such revenue, to pay the Seller-designated Affiliate such revenue upon receipt of a reasonable indemnity agreement from Seller.

(3) If a Title Defect affects only a portion of a Title Defect Property, Seller shall have the right to exercise the options set forth in this Section 3.3(d) as to the entire Title Defect Property or only the affected portion of such Title Defect Property.

(e) Remedies for Title Benefits. In the event that any Title Benefit asserted by Seller in accordance with Section 3.3(b) is not waived by Seller, then to the extent Buyer and Seller agree with respect to the Title Benefit and the Title Benefit Amount, the Base Purchase Price shall be increased by the Title Benefit Amount, provided that if the Parties do not so agree on or before the Closing Date, the disagreement shall be submitted to arbitration in accordance with Section 3.3(f).

Membership Interest Purchase Agreement

(f) Title Arbitration.

(1) With respect to Title Defect Notices and Title Benefit Notices provided and received on or before the Title Claim Date, Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts on or before the Closing Date, subject to Seller’s rights under Section 3.3(d) and Section 3.3(e). If Seller and Buyer are unable to agree by that date, then subject to Section 3.3(c) and Seller’s rights under Section 3.3(d) and Section 3.3(e), Seller’s good-faith estimate shall be used for purposes of calculating the Closing Payment pursuant to Section 9.5(a), and the Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.3(f). Likewise, if Seller has provided notice at least two (2) days prior to the Closing Date of Seller’s intent to attempt to cure a Title Defect, and, by the end of the Cure Period, Seller and Buyer have been unable to agree upon whether such Title Defect has been cured or Seller has failed to cure any Title Defects for which Seller provided notice that Seller would attempt to cure and Seller and Buyer have been unable to agree on the Title Defect Amounts for such Title Defects, then the cure and/or Title Defect Amounts shall be exclusively and finally resolved by arbitration pursuant to this Section 3.3(f).

(2) There shall be a single arbitrator (the “Title Arbitrator”), who shall be a title attorney with at least ten (10) years of experience in oil and gas titles in the jurisdiction in which the majority of the Subject Properties are located as selected by mutual agreement of Seller and Buyer within fifteen (15) days after the end of the Cure Period (or such other time as mutually agreed). Absent agreement on the selection of the arbitrator, the arbitrator shall be selected by the Dallas, Texas, office of the American Arbitration Association. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or Affiliate of a Party during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration Proceeding shall be held in Dallas, Texas, and shall be conducted in English and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.3(f). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Section 3.3 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested Third Parties in advising the arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case and shall bear one-half of the costs and expenses of the Title Arbitrator. Within five (5) Business Days after the Title Arbitrator has made a determination, Seller at its option may, notwithstanding such determination, elect the option set forth in Section 3.3(d)(1)(B) with respect to any Title Defect Property subject to such determination, and the Parties shall account to one another under Section 2.3 accordingly.

(g) Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (the “Individual Defect Threshold”); and (ii) in no event shall there be any adjustments to the Base Purchase Price or other remedies for Title Defects unless the aggregate of all Title Defect Amounts for Title Defects covered by Section 3.3(d)(1) that exceed the Individual Defect Threshold (minus the amount of any Title Benefit Amounts), exceeds a deductible in an amount equal to three percent (3%) of the Base Purchase Price (the “Title Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Base Purchase Price or other available remedies under this Article III with respect to all Title Defects in excess of the Title Defect Deductible, subject to the Individual Defect Threshold and Seller’s elections under Section 3.3(d). The provisions of this Section 3.3(g) shall not apply to Title Defects relating to right of consent and preferential rights to purchase, which shall be handled or treated under Section 3.4 and Section 7.7. The Allocated Value of any Property conveyed by to a Seller-designated Affiliate in accordance with Section 3.3(d) may not be used in meeting the Title Defect Deductible.

Membership Interest Purchase Agreement

Section 3.4 Consents and Preferential Rights to Purchase. Company shall use commercially reasonable efforts to promptly prepare and send (i) notices to the Third Party holders last known to Company at the address last known to Company (excluding Governmental Bodies, which are addressed elsewhere in this Agreement) of any right of consent to change of control of the owner of a Property requesting applicable consents, and (ii) notices to the holders last known to Company at the address last known to Company of any applicable preferential right to purchase arising from a change in control of the ownership of a Property requesting waivers of such preferential right to purchase, in each case that would be triggered by the purchase and sale contemplated by this Agreement, and of which Seller has knowledge (such rights of consents and preferential rights, “Known Preferential Rights and Consents”), as set forth on Schedule 5.17. The consideration payable under this Agreement for any particular Properties for purposes of preferential purchase right notices shall be the Allocated Value for such Properties (proportionately reduced if a Property is only partially affected). Buyer shall cooperate with Seller in seeking to satisfy or obtain waivers of, as applicable, such Known Preferential Rights and Consents. Notwithstanding anything contained herein to the contrary, Seller shall have no liability for failure to either send notices for, or to satisfy and/or obtain waivers of, Known Preferential Rights and Consents.

(a) Consents. Company shall notify Buyer prior to Closing of all Known Preferential Rights and Consents that have not been waived or granted, as applicable, or that have been exercised in the case of preferential rights to purchase, and the Properties to which they pertain. If, with respect to a Property, the purchase and sale of the Target Interests contemplated hereunder without the waiver or granting of such consent will automatically result in a termination of the owner’s existing rights in relation to the Property (such right of consent, a “Consent Requirement”; provided that any right of consent that by its terms may not be unreasonably withheld shall not be considered a Consent Requirement), and the Third Party consent is not obtained on or prior to the Closing Date, Buyer may elect to treat the unsatisfied Consent Requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3.3(a), except that such notice may be given on or prior to the Closing Date. In such event, the Base Purchase Price shall be reduced by the Title Defect Amount in accordance with Section 3.3(d)(1)(A), provided that the Title Defect Amount for such Property may not be used in meeting the Title Defect Deductible, and provided further that Seller shall retain the right to cure the failure to obtain such consent during the Cure Period, and if the consent is waived or obtained prior to the end of the Cure Period, Buyer shall account to Seller for the Title Defect Amount.

(b) Exercised Preferential Rights to Purchase. If any preferential right to purchase any Property that would be triggered by the purchase and sale of the Target Interests contemplated by this Agreement is exercised prior to Closing, such Property transferred to the exercising Third Party as a result of the exercise of such preferential right shall be excluded from the Properties for all purposes hereunder, and the Base Purchase Price shall be reduced under Section 2.3(b) by the Allocated Value for such Property (proportionately reduced if the preferential right affects only a portion of such Property). Seller shall retain the consideration paid by the Third Party pursuant to the exercise of such preferential right; provided, however, the adjustment made under this Section 3.4(b) for such Property may not be used in meeting the Title Defect Deductible. If any preferential right to purchase any Property is not exercised and does not expire prior to Closing, then the terms of Section 7.7 shall apply to such right.

Membership Interest Purchase Agreement

Section 3.5 Casualty or Condemnation Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Properties is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (such portion of the Properties, the “Casualty Properties”), and the Loss as a result of such individual casualty or taking exceeds $100,000, Seller, with respect to each Casualty Property, shall elect by written notice to Buyer prior to Closing either: (i) to cause the Casualty Property to be repaired or restored to at least its condition prior to the applicable casualty, at Seller’s sole cost (without an adjustment to the Base Purchase Price pursuant to Section 2.3 or otherwise), as promptly as reasonably practicable (which work may extend after the Closing Date); or (ii) to convey the Casualty Property to a Seller-designated Affiliate and reduce the Base Purchase Price by the Allocated Value of the Casualty Property (and Seller’s election under clause (ii) shall not be considered a Title Defect and the reduction of the Base Purchase Price therefore shall not be used in meeting the Title Defect Deductible). In either case, Seller or its designated Affiliate) shall be entitled to (and, if applicable, shall be assigned from the Company and shall be subrogated to) all right, title, and interest in and to all rights of insurance and other claims against Third Parties that arise from or by their terms cover the applicable casualty or taking, including all proceeds which may arise thereunder.

Article IV
Environmental Matters

Section 4.1 Inspection. It is understood and agreed by the Seller that Buyer will have the opportunity, prior to the Closing Date, to examine the Properties and perform all desired inspections and diligence relating to the Properties, including their condition and their compliance with Environmental Laws. The unadjusted Base Purchase Price reflects the value of the Properties in their “as-is” condition.

Section 4.2 NORM. Buyer acknowledges the following:

(a) The Properties have been used for exploration, development, production, processing and/or gathering of Hydrocarbons and there may be Hydrocarbons, produced water, wastes, or other materials located upon, in, and under the Properties or associated with the Properties.

(b) Equipment and sites located upon, used in connection with, associated with, or included in the Properties may contain asbestos, Hazardous Materials, or NORM.

(c) NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms.

(d) The Wells, materials, and equipment located upon, used in connection with, associated with, or included in the Properties may contain NORM and other wastes or Hazardous Materials.

(e) NORM containing material and other wastes or Hazardous Materials may have come in contact with the soil of or associated with the Properties.

(f) Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, Hazardous Materials, and NORM from the Properties.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, EXCEPT AS SET FORTH IN SECTION 5.15, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE PROPERTIES IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE PROPERTIES ARE LOCATED. BUYER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE PROPERTIES FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE PROPERTIES.

Membership Interest Purchase Agreement

Section 4.3 Limitations. Without limitation of Buyer’s rights under Section 11.2 with respect to any of the representations or warranties set forth in Article V, Buyer shall be deemed to have waived and released, and covenants that it shall waive and release, any and all claims for Losses related to conditions in, on, or under the Properties that cause the Property or the Company Group to be in violation of Environmental Laws and other defects or damages related to Environmental Liabilities or the environmental condition of the Assets. Except as expressly provided in Section 11.2, Buyer (on behalf of itself, each of the other Buyer Indemnitees, and their respective insurers and successors in interest) hereby releases and discharges and agrees to indemnify, defend, and hold harmless Seller Indemnitees from and against any and all Environmental Liabilities and any and all Losses with respect to any matter or circumstance relating to Environmental Laws, the release of materials into the environment, or protection of the environment or health, EVEN IF SUCH ENVIRONMENTAL LIABILITIES OR LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR OTHER LEGAL FAULT OF SELLER INDEMNITEES EXCEPT FOR FRAUD, FOR WHICH SELLER SHALL REMAIN LIABLE. Except as set forth in Article V, Buyer acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the release of materials into the environment, or protection of the environment or health, and that nothing in this Agreement or otherwise shall be construed as such a representation or warranty. Notwithstanding anything to the contrary, this Article IV shall not limit Buyer’s rights to seek and obtain indemnification for Losses on the terms set forth in Article XI.

Article V
Representations and Warranties of Seller

Section 5.1 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article V (INCLUDING IN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN), IN THE CERTIFICATES OF SELLER TO BE DELIVERED AT CLOSING, OR IN THE SPECIAL WARRANTY, WITH RESPECT TO THE PROPERTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY: (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS, OR IMPLIED, AND (ii) BUYER HAS NOT RELIED UPON AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED, ORALLY OR IN WRITING, TO ANY PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF SELLER, THE COMPANY, OR ANY OF THEIR AFFILIATES).

Membership Interest Purchase Agreement

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article V (INCLUDING IN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN), IN THE CERTIFICATES OF SELLER TO BE DELIVERED AT CLOSING, OR IN THE SPECIAL WARRANTY, SELLER EXPRESSLY DISCLAIMS AND BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS, OR IMPLIED, AS TO (i) TITLE TO ANY OF THE PROPERTIES, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM OR ANY REPORT OF ANY ENGINEER OR CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE PROPERTIES, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS OR OTHER SUBSTANCES IN OR FROM THE PROPERTIES, (iv) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES, (v) THE PRODUCTION OF HYDROCARBONS OR OTHER SUBSTANCES FROM THE PROPERTIES, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PROPERTIES, (viii) THE CONTENT, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET, OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, (x) THE CALCULATION OF, OR LIABILITY WITH RESPECT TO, ANY TAXES OF THE COMPANY OR THE BUYER OR RELATING TO THE ASSETS, OR THE CORRECTNESS OR PRESENCE OF ANY TAX POSITIONS OR TAX ATTRIBUTES OF THE COMPANY OR RELATING TO THE ASSETS, IN EACH CASE FOR PERIODS OR STRADDLE PERIODS BEGINNING AT OR AFTER THE EFFECTIVE TIME OR (xi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ANY PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS, OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT. IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER, IN PURCHASING THE TARGET INTERESTS, SHALL BE DEEMED TO BE OBTAINING ALL PROPERTY AND EQUIPMENT OWNED BY THE COMPANY IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) Any representation that is made “to the knowledge of Seller,” “to Seller’s knowledge,” or with other similar qualifier is limited to matters within the Actual Knowledge of Kirk Pogoloff, President and Chief Executive Officer of the Company, without any duty of inquiry. “Actual Knowledge” for purposes of this Agreement means information actually personally known.

(d) Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate. The fact that any item of information is disclosed in a Schedule to this Agreement shall not constitute an admission that such item is material, that such item has had or would have a Material Adverse Effect, or that the disclosure is required under the terms of this Agreement.

Membership Interest Purchase Agreement

(e) Subject to the foregoing provisions of this Section 5.1 and the other terms and conditions of this Agreement, each Seller represents and warrants to Buyer, as of the Execution Date and the Closing Date, the matters set out in Sections 5.2 through Section 5.25.

Section 5.2 Organization and Qualification. Such Seller, if an entity, is duly organized, validly existing, and in good standing under the laws of the State of Texas and has the power and authority to conduct its business as it is currently being conducted and to own the Target Interests. The Company and each member of the Company Group is duly organized, validly existing, and in good standing under the laws of the State of Texas, has the power to conduct its business as it is currently being conducted, and is duly qualified to do business or own the Properties as a foreign limited liability company or corporation where the Properties are located to the extent required by Law, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3 Power. Such Seller has the requisite power to enter into and perform this Agreement and each other Transaction Document to be executed by Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby.

Section 5.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and each other Transaction Document to be executed by such Seller in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all other Transaction Documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”).

Section 5.5 Capitalization.

(a) The authorized membership interests of the Company consist solely of the Target Interests. All outstanding membership interests of the Company are duly authorized and validly issued. Except for the Target Interests, there are no outstanding (i) membership interests or other voting securities of the Company, (ii) securities of the Company or any other Person convertible into or exchangeable or exercisable for membership interests or other voting securities of, or any other interest in, the Company, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings, or agreements to which the Company is a party or by which it is bound obligating the Company to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem, or acquire membership interests or other voting securities of, or any other interest in, the Company (or securities convertible into or exchangeable or exercisable for membership interests or other voting securities of, or any other interest in, the Company) or obligating the Company to grant, extend, or enter into any such subscription, option, warrant, call, right, commitment, understanding, or agreement. The Target Interests were issues in compliance with applicable Law.

Membership Interest Purchase Agreement

(b) No membership interests of the Company have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, drag-along rights, tag-along rights, subscription rights, rights of first refusal, or other similar rights except as set forth in the Organizational Documents of the Company. At Closing, there will be no member agreement, irrevocable proxies, voting trust, or other agreement or understanding relating to the voting of any membership interests of the Company. There are, and there will be as of Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of the Company. There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which holders of membership interests of the Company may vote.

(c) Except as set forth on Schedule 5.5(c), the Company does not own any securities or interests in, or have any investments in, any Person, and the Company does not have any Subsidiaries. There are no obligations, contingent or otherwise, of the Company to provide funds to, make any investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, any Person.

Section 5.6 No Conflicts. The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, will not (i) violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any promissory note, bond, mortgage, indenture, loan, or similar financing instrument to which the Company is a party, (iii) violate any judgment, order, ruling, or decree applicable to the Company as a party in interest, or (iv) violate any Law applicable to the Company, except any matters described in clauses (ii), (iii), or (iv) above which would not have, individually or in the aggregate, a Material Adverse Effect, and in all cases assuming the receipt of all applicable consents required in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.7 Liability for Brokers’ Fees. Except as provided by Section 6.5, no broker, investment banker or other Person is entitled to any brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or the transactions contemplated hereby.

Section 5.8 Bankruptcy. There are no bankruptcy, reorganization, or receivership Proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened in writing against Seller or the Company.

Section 5.9 No Litigation. Except as disclosed on Schedule 5.9, there are no Proceedings pending against any member of the Company Group for which the Company has received written notice from any Governmental Body or arbitrator or, to Seller’s knowledge, threatened in writing against the Company Group or the Properties, in respect of which there is a reasonable possibility of a determination adverse to the Company and which, if determined adversely, would be or would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Compliance with Law. Except as set forth in Schedule 5.10, to the knowledge of Seller:

(a) all filings and notices relating to the Properties, or the ownership or operation thereof, required to be made by the Company Group with all applicable state and federal agencies have been made by or on behalf of the Company Group;

(b) Each Member of the Company Group and the operation of the Properties are in compliance with all Laws (other than Environmental Laws, which are addressed in Article IV), except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect; and

Membership Interest Purchase Agreement

(c) The Company Group holds all Governmental Body permits necessary for the operation of its business as currently conducted, other than those for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

Section 5.11 Taxes. Except as set forth in Schedule 5.11:

(a) All Asset Taxes, and all Taxes imposed on or with respect to the Company Group, that have become due and owing have been timely paid. All Tax withholding and deposit requirements imposed by applicable Tax law with respect to any of the Assets or on or with respect to the Company Group (including with respect to amounts owing to any employee, creditor or third party) have been satisfied in all respects.

(b) All Tax Returns required to be filed with respect to Asset Taxes, and all Tax Returns required to be filed by or with respect to the Company Group, have been timely filed and such Tax Returns are true, correct and complete in all respects.

(c) There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes or any Taxes imposed on or with respect to the Company Group.

(d) There are no administrative or judicial Tax proceedings by any Governmental Body ongoing, pending or threatened in writing with respect to, relating to, or in connection with, any Asset Taxes or Taxes of the Company Group.

(e) No written claim has been made by Governmental Body in a jurisdiction where Tax Returns with respect to the Assets of the Company Group are not filed that the Assets or any member of the Company Group is or may be subject to taxation by that jurisdiction, and to the Knowledge of Seller, no such claim has been threatened.

(f) There is no Tax deficiency outstanding, proposed, or assessed against a member of the Company Group or with respect to the Assets.

(g) Neither any Seller nor any member of the Company Group has entered into or requested or is bound by (i) any closing agreement under applicable Tax law with respect to Asset Taxes or Taxes of the Company Group, (ii) any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental Body with respect to Asset Taxes or Taxes of the Company Group or (iii) any contract or other agreement or arrangement with any Governmental Body with respect to Asset Taxes or Taxes of the Company Group, in each case that requires any Person to take, or refrain from taking, any material action after the Effective Time.

(h) There are no liens for Taxes on the Assets, except for Taxes not yet delinquent.

(i) To the knowledge of Seller, none of the Assets is subject to any Tax partnership agreement or otherwise treated or required to be treated as a partnership, or as held in an arrangement requiring a partnership income Tax Return to be filed, under Section 761 of the Code or the Treasury Regulations thereunder, other than a partnership income Tax Return required to be filed by the Company.

(j) The Company is, and has since its inception been, properly treated as a partnership for federal Tax purposes within the meaning of Treasury Regulations Sections 301.7701-2 and 301.7701-3. Each member of the Company Group (other than the Company) is, and has since its inception been, properly treated as a disregarded entity for federal Tax purposes within the meaning of Treasury Regulations Sections 301.7701-2 and 301.7701-3.

Membership Interest Purchase Agreement

(k) None of (i) the goodwill, (ii) going concern value, or (iii) other intangible Assets that would not be amortizable prior to the enactment of Section 197 of the Code was held by any related person (within the meaning of Section 197(f)(9)(C) of the Code) to the Company Group on or before August 10, 1993 or could constitute anti-churning property under Section 197(f)(9)(A) of the Code.

(l) No member of the Company Group has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). No member of the Company Group is a party to or bound by any Tax sharing, allocation, indemnification or similar agreement (excluding for this purpose any contract or agreement entered into in the ordinary course of business, the primary subject matter of which does not relate to Taxes). No member of the Company Group is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding, similar or analogous provision of state, local, or non U.S. Laws) or contractual liability (other than any contract or agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 5.11 are the only representations and warranties of Seller with respect to Taxes.

Section 5.12 Contracts. Schedule 5.12 sets forth the Contracts to which the Company Group is a party or is bound that (i) is material to the business of the Company Group or to the ownership or operation of the Properties, (ii) will be binding upon the Company Group after the Closing Date, (iii) is not terminable, cancellable, or revocable without a penalty upon less than ninety (90) days’ notice, and (iv) is of the type described as follows (“Material Contracts”):

(a) any Contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Properties having a term of not less than one year;

(b) any Contract evidencing an obligation with respect to indebtedness for borrowed money for which the Company will be responsible after Closing (including any lien associated therewith);

(c) any Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts the Company Group from competing in any jurisdiction, in any business, or with any Person;

(d) any Contract (other than the Leases) that can reasonably be expected to result in aggregate payments by the Company Group of more than $500,000, net to the Company’s interest, during any fiscal year;

(e) any joint-operating agreement, exploration participation agreement, joint-development agreement, area-of-mutual-interest agreement, dedication agreements, farmout agreement, joint-venture agreement; partnership agreement, or similar Contract;

(f) any seismic or data-licensing agreements;

(g) any Contract that would require a member of the Company Group to drill additional wells or conduct other additional material development;

(h) any Contract relating to the acquisition or disposition of any of the Properties;

Membership Interest Purchase Agreement

(i) any indemnification obligation; and

(j) any Hedge Contracts.

Section 5.13 Enforceability of Material Contracts. Each of the Material Contracts is valid, binding, and enforceable against the Company and, to the knowledge of Seller, each other party thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Law now or hereinafter in effect relating to Creditors’ Rights generally, general equitable principles, and considerations of public policy. With respect to each Material Contract, there are no defaults or breaches by a member of the Company Group or, to Seller’s knowledge, any other party, that would result in a termination thereof.

Section 5.14 Environmental Matters. Except as disclosed in Schedule 5.14, (i) there are no Proceedings pending, or to the knowledge of Seller or the Company Group, threatened in writing, before any Governmental Body with respect to the Properties alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (ii) neither Seller nor the Company Group has received any notice from any Governmental Body of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with, or related to the Properties or the ownership or operation thereof by Seller or the Company Group, and (iii) neither Seller nor the Company Group has received written notice from any Person of any release or disposal of any Hazardous Materials concerning the Properties that would reasonably be expected to materially interfere or prevent compliance by Seller or the Company Group, in all material respects, with any Environmental Laws or the terms of any license or permit issued pursuant thereto. This Section 5.14 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets or the compliance with, or violation of, Environmental Laws regarding the Assets by Seller or the Company.

Section 5.15 Imbalances. Schedule 5.15 sets forth all of the Company Group’s Imbalances and as of the Effective Time arising with respect to the Properties.

Section 5.16 Capital Commitments. Except as set forth on Schedule 5.16, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Properties and for which Seller reasonably anticipates that the amount chargeable to the Company after the Effective Time will exceed $200,000.

Section 5.17 Consents and Preferential Rights. Schedule 5.17 lists all Known Preferential Rights and Consents.

Membership Interest Purchase Agreement

Section 5.18 Financial Statements. Schedule 5.18 sets forth the following financial statements of the Company Group: (i) the reviewed but unaudited consolidated statements of assets, liabilities and members’ capital on an income tax basis, as of December 31, 2020, (ii) the audited consolidated statements of assets, liabilities and members’ capital, on an income tax basis, as of December 31, 2021, the audited consolidated statements of revenues and expenses, on an income tax basis, for the year ended December 31, 2021, the audited consolidated statements of cash flows, on an income tax basis, for the year ended December 31, 2021, and (iii) the unaudited balance sheet, on an income tax basis, as of September 30, 2022, statements of operations, on an income tax basis, for the nine-month period ended September 30, 2022, and statements of cash flows, on an income tax basis, for the nine (9) months ended September 30, 2022 (collectively, the “Financial Statements”). The Financial Statements have been prepared on an income tax accrual basis, applied on a consistent basis throughout the period involved, except for the absence of footnotes and that such balance sheet and statements of operations for the period ended September 30, 2022 are subject to normal recurring year-end adjustments. The Financial Statements are based on the Books and Records of the Company and fairly present, in all material respects, the financial condition and the results of operations, and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with a basis of accounting the entity uses for federal income tax purposes. Schedule 5.18 also sets forth certain unaudited pro forma financial statements of the Company Group as of December 31, 2021 that reflect certain expected adjustments necessary to revise the Financial Statements as of December 31, 2021 from a tax basis to GAAP (the “Adjusted Financial Statements”). The Adjusted Financial Statements reflect certain expected adjustments to restate as GAAP basis the Financial Statements as of December 31, 2021, as such adjustments have been presented through the date of this Agreement to Marcum LLP, the Company’s present auditor, for such purposes. The Adjusted Financial Statements are unaudited and subject to review and audit by Marcum LLP. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group that the Company Group has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the board of directors of the Company or any committee thereof other than in the ordinary course with the accounting or auditing firms engaged on behalf of the Company Group.

Section 5.19 Reserved.

Section 5.20 Undisclosed Liabilities. The Company Group does not have any indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent, of any nature, except those that (i) are accrued or reserved against in the Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the respective dates of the Financial Statements, (iii) have been or shall be discharged or paid in full prior to the Closing Date, , or (iv) would not individually or in the aggregate, have a Material Adverse Effect.

Section 5.21 Employees. Schedule 5.21 sets forth a list of all employees of the Company Group as of the Execution Date, along with, for each employee who will be retained by the Company Group following the Closing, information on each employee’s job title, whether the employee is full-time or part-time and exempt or non-exempt (for purposes of overtime classification), and applicable salary and incentive compensation.

Section 5.22 Bank Accounts. Schedule 5.22 lists all bank accounts, safety deposit boxes, and lockboxes (designating each signatory with respect thereto) of the Company Group.

Section 5.23 Officers. Schedule 5.23 lists all officers of the Company and each of its Subsidiaries and all Persons holding any power of attorney on behalf of the Company Group that will remain in effect following the Closing Date unless released prior thereto or requested by Buyer to be released at Closing.

Membership Interest Purchase Agreement

Section 5.24 Special Warranty of Title. As of the Closing, title to the Properties shall be held by Company Group free and clear of any lawful claims of Third Parties arising by, through, or under Seller or any member of the Company Group, but not otherwise, that cause title to the Properties to fail to qualify as Defensible Title (the “Special Warranty”); provided, however, that the Special Warranty shall not cover or include claims made by, through or under Seller or any member of the Company Group that arise from or relate to any act, omission, event, or circumstance occurring on or after the Closing Date; and provided further that Buyer shall not be entitled to claim a breach of the Special Warranty in connection with any Title Defect claimed in a Title Defect Notice or any matter of which Buyer had actual, constructive, or inquiry notice on or before the Title Claim Date.

Section 5.25 Investment Intent. Each Seller is acquiring the Share Consideration for its own account, for investment, and not with the intent to make or to offer or resell in connection with a distribution in violation of the Securities Act (and the rules and regulations promulgated thereunder) or a distribution in violation of any other applicable securities Laws.

Article VI
Representation and Warranties of Buyer

Subject to the other terms and conditions of this Agreement, Buyer represents and warrants to Seller, as of the Execution Date, the matters set out in Section 6.1 through Section 6.19.

Section 6.1 Organization and Qualification. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 6.2 Power. Buyer has the requisite company power to enter into and perform this Agreement and each other Transaction Document to be executed by Buyer in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 6.3 Authorization and Enforceability. The execution, delivery, and performance of this Agreement and each other Transaction Document to be executed by Buyer in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all other Transaction Documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms subject, as to enforceability, to Creditors’ Rights.

Section 6.4 No Conflicts. The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement will not (i) violate any provision of the Organizational Documents of Buyer, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of Contract to which Buyer is a party, (iii) violate any judgment, order, ruling, or decree applicable to Buyer, or (iv) violate any Law applicable to Buyer.

Section 6.5 Liability for Brokers’ Fees. No broker, investment banker or other Person is entitled to any brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation from Seller in connection with this Agreement or any agreement or the transactions contemplated hereby except for Anderson King who is entitled to a success fee from Seller. Alexandria VMA Capital, LLC and Dante Caravaggio are entitled to a referral fee as a form of compensation from Buyer in connection with this Agreement. Seller and Buyer shall be obligated for their own broker or investment banker fees. Anderson King, Alexandria VMA Capital, LLC and Dante Caravaggio shall not be considered or deemed third-party beneficiaries of this Agreement for any purpose.

Membership Interest Purchase Agreement

Section 6.6 Bankruptcy. There are no bankruptcy, reorganization, or receivership Proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened in writing against Seller or the Company.

Section 6.7 Consents. No consent, approval, or authorization of any Person is required for or in connection with the execution of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

Section 6.8 No Litigation. There are no Proceedings pending against Buyer or, to Buyer’s knowledge, threatened in writing against Buyer, which could reasonably be expected to have the effect of restricting, delaying, or prohibiting Buyer’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated under this Agreement.

Section 6.9 Funding. Buyer will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Cash Consideration to Seller at Closing and to pay any supplemental payment required under Section 9.5(b).

Section 6.10 SEC Documents.

(a) Buyer has made available to Seller (via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Buyer with the SEC since its initial registration of the Buyer’s units (the “Buyer SEC Documents”). Each of the Buyer SEC Documents has been timely filed and, as of their respective dates, each of the Buyer SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has timely filed each report, statement, schedule, prospectus, and registration statement that Buyer was required to file with the SEC since its inception. Buyer has made available (including via the EDGAR system) to Seller all material correspondence between the SEC on the one hand, and Buyer or any of its subsidiaries, on the other hand, since the initial registration of the Buyer’s units. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Buyer SEC Documents. None of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and neither the SEC nor any other Governmental Body is conducting any investigation or review of any Buyer SEC Document.

(b) The financial statements of Buyer included in the Buyer SEC Documents complied, and in the case of financial statements filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer as of their respective dates and the results of operations and the cash flows of Buyer for the periods presented therein.

Membership Interest Purchase Agreement

(c) Buyer makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE American LLC (“NYSE American”). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

Section 6.11 Certain Contracts and Arrangements. The lists of exhibits contained in the Buyer SEC Documents sets forth a true and complete list, as of the date of this Agreement, of (a) each agreement to which Buyer is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Buyer on the date of this Agreement; (b) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of Buyer’s business on a consolidated basis is conducted; (c) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Buyer and its subsidiaries and (d) any contract that includes any Affiliate of Buyer (other than a subsidiary of Buyer) as a counterparty (collectively, the “Buyer Contracts”). Buyer is not in breach or default under any Buyer Contract nor, to Buyer’s knowledge as of the date of this Agreement, is any other party to any such Buyer Contract in breach or default thereunder.

Section 6.12 Board Approval; Vote Required. The board of directors of Buyer (the “Buyer Board”) has declared the advisability of the transactions contemplated by this Agreement in accordance with applicable Law and as required by Buyer’s Organizational Documents and has determined to recommend that holders of Buyer Common Stock vote in favor of the transactions contemplated by this Agreement and not accept the Redemption Offer.  The affirmative vote of the holders of a majority of the shares of Buyer Common Stock that are voted at the Special Meeting with respect to the approval and adoption of this Agreement and the transactions contemplated hereby is the only vote of holders of any class or series of Buyer’s capital stock necessary to approve the transactions contemplated by this Agreement (the vote of the holders of Buyer’s capital stock referred to above in this Section 6.12, the “Buyer Stockholder Approval”).

Section 6.13 Listing. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE American under the symbol “HNRA”. There is no proceeding pending or, to Buyer’s knowledge, threatened against Buyer by the NYSE American or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or prohibit or terminate the listing of Buyer Common Stock on the NYSE American. Buyer has taken no action that is designed to terminate the registration of Buyer Common Stock under the Exchange Act. As of the Closing and prior to the Closing, the Buyer Common Stock shall be listed for trading on the NYSE American. Immediately prior to the Closing, the Buyer Common Stock constituting the Share Consideration shall be approved for listing on the NYSE American, subject to official notice of issuance thereof.

Membership Interest Purchase Agreement

Section 6.14 Trust Account. As of December 21, 2022, Buyer had approximately $88,962,851.06 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

Section 6.15 Absence of Certain Changes or Events.

(a) Since December 31, 2021, there has not been any event, change, effect or development that, individually or in the aggregate, had a Material Adverse Effect on Buyer.

(b) From December 31, 2021, Buyer and its subsidiaries have conducted their business in the ordinary course of business in all material respects.

Section 6.16 Information Supplied. None of the information supplied or to be supplied by Buyer or its representatives for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Buyer relating to the Buyer Stockholder Approval, will, at the date mailed to the stockholders of Buyer or at the time of the meeting of such stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 6.17 Letter Agreement. That certain letter agreement, dated as of February 10, 2022, by and among Buyer and each insider a party thereto including, without limitation, HNRAC Sponsors LLC is in full force and effect on the Execution Date, and will be in full force and effect as of the Closing Date.

Section 6.18 Independent Investigation. Buyer is experienced and knowledgeable in the oil-and-gas business and aware of the risks of that business. Buyer acknowledges and affirms that (a) in making the decision to enter into this Agreement, it has completed and relied solely upon its own independent investigation, verification, analysis, and evaluation of the Properties and of the Company as a business, (b) by Closing, it will have made all such reviews and inspections of the Properties and of the Company as it has deemed necessary or appropriate in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, and (c) except for the express representations, warranties, covenants, and remedies provided in this Agreement, it is acquiring the Properties and the Target Interests on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants, or statements of Seller in entering into this Agreement.

Section 6.19 Investment Intent. Buyer is acquiring the Target Interests for its own account, for investment, and not with the intent to make or to offer or resell in connection with a distribution in violation of the Securities Act (and the rules and regulations promulgated thereunder) or a distribution in violation of any other applicable securities Laws.

Article VII
Covenants of the Parties

Section 7.1 Access. Beginning on the Execution Date and continuing until the Closing Date, Seller will give Buyer and its representatives access to the records of the Company Group in Seller’s possession or control as requested by Buyer, including the right to make copies thereof at Buyer’s expense, for the sole purpose of conducting an investigation of the Target Interests. To the extent access to such records is granted at the offices of Seller or any member of the Company Group, such access by Buyer and its representatives shall be limited to normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated, and Buyer’s and its representatives’ investigation shall be conducted in a manner that minimizes interference with the business operations of Seller and the Company Group; provided that the foregoing shall not limit Buyer’s additional diligence rights under Article III and Article IV. All information obtained by and access granted to Buyer and its agents, employees, and representatives under this Section 7.1 shall be subject to the terms of Section 7.6 and the terms of the Confidentiality Agreement.

Membership Interest Purchase Agreement

Section 7.2 Government Reviews. Each Party shall in a timely manner (i) make all required filings, if any (including filings required under the HSR Act which shall be filed no later than ten (10) days after the execution of the Agreement), with and prepare applications to and conduct negotiations with each Governmental Body as to which such filings, applications, or negotiations are necessary or appropriate for such Party to consummate the transactions contemplated hereby as soon as practicable, and (ii) provide such information as the other Party may reasonably request to make such filings, prepare such applications, and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the transactions contemplated by this Agreement.

Section 7.3 Notification of Breaches.

(a) Until Closing:

(1) Buyer shall notify Seller promptly after Buyer obtains Actual Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(2) Seller shall notify Buyer promptly after Seller obtains Actual Knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) If at any time after the Execution Date and prior to the Closing Date, Buyer determines in good faith that the Minimum Cash Amount will not be satisfied (i.e., Buyer will not be able to raise Cash Facilities in an amount sufficient to fund, at Closing at least $85,000,000, Buyer shall promptly notify Seller in writing of such determination.

Section 7.4 Operation of the Company’s Business.

(a) Except for operations that are necessary to prevent forfeiture of any Property, and except as set forth on Schedule 7.4, as expressly contemplated by the other provisions of this Agreement or as otherwise consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, until Closing, Seller:

(1) will cause the Company Operated Properties to be operated in the ordinary course of business consistent with recent past practices;

Membership Interest Purchase Agreement

(2) will not permit the Company Group to commit to any single field operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Properties in excess of $400,000 or make any capital expenditures for any single field operation related to the Properties in excess of $400,000, in each case net to the Company Group’s interest;

(3) will not permit any member of the Company Group to terminate, materially amend, execute, or extend any Material Contracts;

(4) will cause the Company Group to maintain their current insurance coverage on the Properties, if any, presently furnished by unaffiliated Third Parties in the amounts and of the types presently in force;

(5) will cause the Company Group to use commercially reasonable efforts to maintain in full force and effect all Leases currently held by production in paying quantities, provided that the foregoing shall not require Seller to cause the Company Group to undertake any drilling, reworking, recompletion, or other operations to restore production of a Well that ceases production in paying quantities;

(6) will cause the Company Group to maintain all material existing federal, state, and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor necessary for the Company’s ownership or operation of the Company Operated Properties as currently owned and operated;

(7) will not permit the Company Group to transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Properties or property except for sales and dispositions of Hydrocarbon production and surplus, inventoried, damaged, or obsolete equipment made in the ordinary course of business consistent with recent past practices;

(8) will not cause or permit the Company Group to make any changes in any method of accounting or accounting practice or policy other than as required by applicable Law or GAAP that become effective after the Execution Date; or

(9) will not cause or permit the Company Group to modify, extend or enter into new Hedge Contracts;

(10) will not permit the Company Group to commit to do any act prohibited by the foregoing clauses (1) through (9).

(b) With respect to any action restricted by this Section 7.4, Buyer’s approval shall be considered granted within five (5) days of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period. Notwithstanding the foregoing, in the event of an emergency or a serious risk to life, property, or the environment, Seller may cause the Company Group to take or consent to such action as a prudent operator or non-operator, as the case may be, would take and without obtaining Buyer’s prior consent; provided Seller shall notify Buyer of such action promptly thereafter. However, except for emergency action that must be taken in the face of serious risk to life, property, or the environment, Seller has no obligation to cause the Company Group to undertake any actions with respect to the Properties that are not required in the course of the normal operation of the Properties consistent with recent past practices.

Membership Interest Purchase Agreement

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Buyer for the incorrect payment by the Company Group of delay rentals, royalties, overriding royalties, shut-in payments, or similar payments made during the period between the Effective Time and the Closing Date or for failure by the Company Group to make such payments through mistake or oversight (including due to Seller’s negligence or other fault), except to the extent such incorrect payment is inconsistent with past practices and causes the Company Group to have less than Defensible Title to a Property prior to the Closing Date.

(d) Buyer acknowledges that the Company Group may own fractional undivided interests in certain of the Properties and Buyer agrees that the acts or omissions of the other working interest owners, partners, or any operator who is not an Affiliate of Seller shall not constitute a violation of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners or partners constitute such a violation so long as Seller has caused the Company Group to vote its interest in a manner consistent with the provisions of this Section 7.4.

Section 7.5 Operation of the Buyer’s Business.

(a) Except as expressly contemplated by the other provisions of this Agreement or as otherwise consented to in writing by Seller, which consent shall not be unreasonably withheld, conditioned, or delayed, until Closing, Buyer:

(1) agrees to operate the Buyer’s business in the ordinary course of business consistent with recent past practices; and

(2) unless required by the SEC, NYSE American or applicable Law, shall not (i) amend or propose to amend (A) the Organizational Documents of Buyer or (B) the Trust Agreement or any other agreement related to the Trust Account, (ii) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Buyer or any of its subsidiaries, other than issuances of equity or debt securities in connection with (A) a Cash Facility, (B) the exercise of the Buyer’s outstanding warrants as of the Execution Date, or (C) issuances of equity or debt necessary to fund working capital, or other amounts required to be paid into the Trust Account to extend the period the Buyer can enter into an initial business combination pursuant to Section 7.20, (iii) (A) effect a split, combine or reclassify any Interests in Buyer or any of its subsidiaries, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer or any of its subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer or any of its subsidiaries, other than in connection with the Redemption Offer or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its subsidiaries, (iv) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person, in each case, other than in connection with (A) a Cash Facility or (B) issuances of equity or debt necessary to fund working capital, or other amounts required to be paid into the Trust Account to extend the period the Buyer can enter into an initial business combination pursuant to Section 7.20, (v) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances or capital contributions to, or investments in, any Person or (vi) agree or commit to do any of the foregoing.

Membership Interest Purchase Agreement

(b) With respect to any action restricted by this Section 7.5, Seller’s approval shall be considered granted within five (5) days of Buyer’s notice to Seller requesting such consent unless Seller notifies Buyer to the contrary in writing during that period.

Section 7.6 Indemnity Regarding Access. Buyer, on behalf of itself and Buyer Indemnitees, hereby releases and agrees to indemnify, defend, and hold harmless Seller Indemnitees and the other owners of interests in the Leases, Lands, Units, and Wells from and against any and all Losses, including claims, liabilities, losses, costs, and expenses attributable to personal injuries, illness, death, or property damage, arising out of or relating to any and all access by Buyer Indemnitees to the offices of the Company Group, the Properties, and the records of the Company Group (or other related information), and arising out of or relating to any related activities of Buyer Indemnitees prior to Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY SELLER INDEMNITEE OR OTHER PERSON INDEMNIFIED UNDER THIS Section 7.6, EXCLUDING, HOWEVER, ANY LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

Section 7.7 Post-Closing Preferential Rights. Should a Third Party fail to exercise its preferential right to purchase as to any portion of the Properties prior to Closing but the time for exercise or waiver has not then yet expired, subject to the remaining provisions of this Section 7.7, such Properties shall not be assigned to a Seller-designated Affiliate but shall remain vested in the Company, and such preferential right to purchase shall be a Permitted Encumbrance hereunder. In such event, if one or more of the holders of any such preferential right to purchase, after Closing, asserts its preferential purchase right, Buyer shall satisfy or cause to be satisfied all such preferential purchaser right obligations to such holders and shall indemnify and hold harmless Seller Indemnitees from and against any and all Losses in connection therewith, and Buyer or its Affiliates shall be entitled to receive all proceeds received from such holders in connection with such preferential rights to purchase.

Section 7.8 Further Assurances. After Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any other Transaction Document delivered pursuant to this Agreement.

Section 7.9 Amendment to Schedules. Seller agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until the Closing Date to provide Buyer with amendments to the Schedules referenced in connection with Seller’s representations and warranties contained in this Agreement. However, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.2 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto. Notwithstanding the foregoing, if Buyer elects to consummate Closing, Buyer shall be deemed to have waived any claims or rights related to any matter set forth in any such amendments to the Schedules pursuant to this Section 7.9 to the extent such matter gave rise to a right of Buyer to terminate this Agreement under Section 10.1(f).

Section 7.10 Personnel Indemnity.

(a) Each Person that prior to Closing served as a director or officer of any member of the Company Group (collectively, with such person’s heirs, executors, or administrators, the “Indemnified Personnel”) is entitled to indemnification, expense reimbursement, and exculpation to the extent provided for in the Organizational Documents of the Company in effect as of the Execution Date, and no amendment or modification thereto shall affect in an adverse manner any Indemnified Personnel’s rights, or the Company’s obligations, as applicable, with respect to Losses arising from facts or events that occurred on or before Closing without such person’s consent for a period of six years after Closing.

Membership Interest Purchase Agreement

(b) On or before the Closing, the Company may purchase tail coverage, at Buyer’s expense, to extend to the Company’s existing directors’ and officers’ insurance in effect immediately prior to the Closing for a period of three (3) years following the Closing Date; provided, however, in the event tail coverage can be obtained for an additional three (3) years for a total of six (6) years for an additional premium cost of $50,000 or less, Buyer shall purchase a total of six (6) years of Tail Insurance (such tail policy, “Tail Insurance”). Buyer shall cause the Company to maintain in effect such Tail Insurance after the Closing Date. The obligations of Buyer and the Company under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect any person to whom this Section 7.10 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.10 applies shall be third-party beneficiaries of this Section 7.10, each of whom may enforce the provisions of this Section 7.10).

(c) Buyer agrees that for a period of six years after the Closing, all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Personnel shall not be amended, repealed or otherwise modified in any manner that is adverse to any Indemnified Personnel, unless such affected Indemnified Personnel consents thereto in writing. In the event that any member of the Company Group or any of its respective successors or assigns consolidates or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or otherwise transfers all or substantially all of its properties and assets to any Person, the Buyer and the Company shall ensure that such Person assumes the obligations set forth in this Section.

Section 7.11 Insurance.

(a) Other than as set forth in Section 7.10, Buyer shall be solely responsible for obtaining and maintaining, or causing the Company to obtain and maintain, in its sole discretion, insurance related to the business of the Company and the Properties for events or occurrences from and after Closing. Buyer acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Company) for the benefit of the Company, if any, will only be terminated as of Closing in the sole discretion of Buyer and, if cancelled, further Losses may not be covered under any such insurance arrangements; provided that to the extent permitted under the terms of the insurance policies in force prior to Closing, Seller shall use commercially reasonable efforts to assign, transfer, and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in any insurance claims with respect to matters arising after the Effective Time and which remain outstanding as of Closing and any insurance claims that may have arisen prior to the Effective Time for which Buyer has assumed any liability, obligation, responsibility or for which Buyer indemnified Seller. Insurance policies maintained by the Company or otherwise maintained by Seller and its Affiliates (other than Company), expiration dates and annual premiums are set forth and described in Schedule 7.11.

Section 7.12 Liability for Employee Matters. Buyer shall be solely responsible for obligations and liabilities related to employment matters arising from and after the Effective Time.

Section 7.13 Tax Matters.

(a) Tax Allocation.

(1) Seller shall be allocated all Asset Taxes for any taxable period or portion thereof ending prior to the Effective Time, including the portion of any Straddle Period ending prior to the Effective Time (a “Pre-Effective Time Tax Period”), and Buyer shall be allocated all Asset Taxes for any Tax Period other than a Pre-Effective Time Tax Period (including the portion of any Straddle Period beginning at or after the Effective Time). For purposes of determining the Tax allocations described in the preceding sentence, (i) Asset Taxes that are attributable to severance or production (other than such Asset Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the portion of such Straddle Period from and after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur in the Pre-Effective Time Tax Period, on the one hand, and the number of days in such Straddle Period that occur from and after the Effective Time, on the other hand.

Membership Interest Purchase Agreement

(2) Except as provided in Section 7.13(a)(1) with respect to Asset Taxes, Seller shall be allocated all Taxes of the Company for any Pre-Effective Time Tax Period, and Buyer shall be allocated all Taxes of the Company for any Tax period other than a Pre-Effective Time Tax Period (including the portion of any Straddle Period from and after the Effective Time). For purposes of determining the Tax allocations described in the preceding sentence, any Taxes (other than Asset Taxes) imposed on the Company shall be allocated using a “closing of the books” methodology as of the Effective Time.

(3) Buyer shall be solely responsible for the timely payment of and shall bear all sales, use, documentary stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, and other similar Taxes and fees arising out of or in connection with or attributable to the transactions consummated under this Agreement (collectively, “Transfer Taxes”). Buyer shall or shall cause the Company to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. For the avoidance of doubt, Transfer Taxes shall exclude any Income Taxes that become due and owing by the Company or Sellers as a result of the transactions consummated under this Agreement.

(b) Tax Returns.

(1) Seller shall or shall cause the Company to (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are required to be filed on or before the Closing Date, and (ii) timely pay or cause to be paid all Taxes due with respect to such Tax Returns, provided that any such Taxes allocable to taxable periods or portions of any Straddle Period beginning at or after the Effective Time, determined in accordance with Section 7.13(a)(1) and Section 7.13(a)(2), shall be taken into account in determining the Adjusted Purchase Price pursuant to Section 2.3(c)(8). Any such Tax Return prepared and filed or caused to be prepared and filed shall be prepared in accordance with past practice (to the extent permitted by applicable Law).

(2) Buyer shall or shall cause the Company to (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are required to be filed after the Closing Date and (ii) timely pay or cause to be paid all Taxes due with respect to such Tax Returns, provided that any such Taxes attributable to a Pre-Effective Time Tax Period, determined in accordance with Section 7.13(a)(1) and Section 7.13(a)(2), shall be taken into account in determining the Adjusted Purchase Price pursuant to Section 2.3(b)(7). Each such Tax Return shall be prepared in accordance with past practice (to the extent permitted by applicable Law).

Membership Interest Purchase Agreement

(c) Tax Audits.

(1) Each of Buyer, on the one hand, and Seller, on the other hand, shall notify Seller or Buyer, as the case may be, in writing within five (5) days of receipt by the first Party of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments, or other proceedings which relate to Asset Taxes or Taxes of the Company for any Pre-Effective Time Tax Period (each, a “Tax Audit”). If such Tax Audit only relates to any Asset Taxes or Taxes of the Company for any Tax period ending prior to the Effective Time, Seller shall, at its expense, control the defense and settlement of such Tax Audit; provided that Seller shall (i) keep Buyer reasonably informed of the progress of such Tax Audit, (ii) permit Buyer (and Buyer’s counsel) to reasonably participate in such Tax Audit, including in meetings with the applicable Governmental Body, and (iii) not enter into any settlement of, or otherwise compromise or concede any portion of, any such Tax Audit without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). Buyer shall control any other Tax Audit not controlled by Seller; provided that Buyer and its Affiliates shall (x) keep Seller reasonably informed of the progress of such Tax Audit, (y) permit Seller (and Seller’s counsel) to reasonably participate in such Tax Audit, including in meetings with the applicable Governmental Body, and (z) not settle or enter into any compromise or concession with respect to any such Tax Audit without Seller’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(2) With respect to any taxable year for which the Company did not elect the application of Section 6221(b) of the Code (and any corresponding, similar or analogous provision of state, local or non-U.S. Law), upon written request from Buyer, the Sellers will make, or cause to be made, an election under Section 6226 of the Code (and any corresponding, similar or analogous provision of state, local or non-U.S. Law) with respect to the Company for any Pre-Effective Time Tax Period.

(d) Limitation on Actions Impacting Pre-Effective Time Tax Periods. Except as required under applicable Tax law, without the prior written consent of Seller (which shall not be unreasonably conditioned, withheld or delayed), Buyer shall not (i) extend or waive the applicable statute of limitations with respect to Asset Taxes or Taxes of the Company for a Pre-Effective Time Tax Period; (ii) file any ruling or request with any taxing authority with respect to Asset Taxes or Taxes of the Company for a Pre-Effective Time Tax Period; (iii) enter into any voluntary disclosure with any taxing authority with respect to Asset Taxes or Taxes of the Company for a Pre-Effective Time Tax Period; (iv) amend any Tax Return with respect to Asset Taxes or Taxes of the Company for a Pre-Effective Time Tax Period or (v) make, change or revoke any Tax election that relates Asset Taxes or Taxes of the Company for a Pre-Effective Time Tax Period, in each case, if such action would reasonably be expected to result in additional Taxes for which Seller is responsible under this Agreement.

(e) Tax Refunds. Seller shall be entitled to any and all refunds of Asset Taxes and Taxes of the Company allocated to Seller pursuant to Section 7.13(a), and Buyer shall be entitled to any and all refunds of Asset Taxes and Taxes of the Company allocated to Buyer pursuant to Section 7.13(a); provided, however, that neither Party shall be entitled to any refund of Asset Taxes or Taxes of the Company allocated to it pursuant to Section 7.13(a) if such Party did not pay or otherwise economically bear such Taxes. If a Party or its Affiliates receives a refund of Taxes to which the other Party is entitled pursuant to this Agreement, such recipient Party shall forward to the entitled Party the amount of such refund within fifteen (15) days after such refund is received, net of any Taxes and reasonable costs or expenses incurred by such recipient Party in procuring such refund.

(f) Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns described in Section 7.13(b) and any Tax Audit.

Membership Interest Purchase Agreement

(g) Tax Treatment and Allocation. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal Income Tax purposes as a sale by Sellers of the Target Interests and an acquisition by Buyer of all of the assets of the Company in a transaction described in Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2. Buyer shall prepare an allocation of the Purchase Price (as determined for U.S. federal Income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and, to the extent permitted by applicable Law, in a manner consistent with the Allocated Values (the “Allocation”) no later than sixty (60) days after the determination of the Final Purchase Price. Seller shall notify Buyer in writing within fifteen (15) days of receipt of the Allocation of any comments or objections to the Allocation. If Seller does not deliver any written notice of objection to the Allocation within such fifteen (15) day period, Seller shall be deemed to have agreed to the Allocation, and the Allocation shall be final, conclusive, and binding on the Parties. If Seller timely delivers a written notice of objection, the Parties will negotiate in good faith for a period of twenty (20) days to resolve such dispute. If, during such period, the Parties resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation. To the extent the Parties reach or are deemed to reach agreement on components of the Allocation pursuant to the foregoing provisions of this Section 7.13(g), the Parties shall, and shall cause their Affiliates to, report consistently with the agreed components of the Allocation in all Tax Returns, including IRS Form 8594, and no Party shall take any Tax position (including in any Tax Return and in any Tax examination, audit, claim or similar Proceeding) that is inconsistent with the agreed components of the Allocation, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code (or any similar provision of applicable state, local, or foreign law) or with the other Party’s prior written consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, or settle any Tax examination, audit, claim or similar Proceedings in connection with the agreed Allocation. To the extent the Parties do not and are not deemed to reach agreement on a component of the Allocation pursuant to this Section 7.13(g), each Party shall be entitled to adopt their own position regarding such unagreed component of the Allocation, provided that such position shall, to the extent permitted by applicable Law, be consistent with the Allocated Values.

Section 7.14 Public Announcements. The Parties will not, and will cause their respective representatives not to, issue any other public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the transactions contemplated hereby, without the prior written approval of Seller, in the case of a public announcement by Buyer or its representatives, or Buyer, in the case of a public announcement by Seller; provided, however, that a Party or its representatives may issue a public announcement or other public disclosures required by applicable Law (including the Proxy Statement and any offering or other documents prepared in connection with a Cash Facility); provided that such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees and financial and legal advisors in connection with the transactions contemplated hereby or the fact that the such Party has entered into this Agreement or (b) any Party’s ability to communicate with its equity-holders and other investors (including future investors) the fact that such Party has entered into this Agreement.

Section 7.15 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, Buyer will prepare and file with the SEC a proxy statement with respect to the transactions contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Buyer Board has made a Change in Recommendation in accordance with the provisions of this Agreement, the Buyer Board Recommendation shall be included in the Proxy Statement. The Proxy Statement shall also include the registration of shares of Buyer Common Stock to be issuable as Share Consideration. Buyer shall provide copies of the proposed final form of Proxy Statement to Seller such that Seller and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Buyer shall consider in good faith any comments of such Persons and shall make Buyer’s representatives available to discuss such comments with such Persons. Buyer shall provide Seller with copies of any written comments and inform Seller of the material terms of any oral comments that Buyer receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Seller and Buyer shall prepare any proposed written or material oral responses to such comments and Buyer shall give Seller a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Buyer shall reasonably consider such comments in good faith. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

Membership Interest Purchase Agreement

(b) Buyer will take, in accordance with applicable Law, NYSE American rules, the rules of any other applicable stock exchange and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the transactions contemplated hereby, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 7.15, Buyer will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Buyer Common Stock. Once the Special Meeting to consider and vote upon the matters has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to ten (10) Business Days to solicit additional proxies from holders of Buyer Common Stock. Subject to Section 7.15(c), Buyer will take all reasonable lawful action to solicit Buyer Stockholder Approval. Buyer shall not terminate or withdraw the Redemption Offer, other than in connection with the valid termination of this Agreement or with the prior written consent of Seller.

(c) The Buyer Board will recommend that the holders of Buyer Common Stock approve the transactions contemplated hereby and not accept the Redemption Offer (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Buyer Stockholder Approval at the Special Meeting, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) only (i) in response to an Intervening Event and (ii) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event would be inconsistent with the Buyer Board’s fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (A) Buyer has provided to Seller three Business Days’ (a “Notice Period”) prior written notice advising Seller that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (B) during such Notice Period, if requested by Seller, Buyer shall, and shall make available and direct its applicable representatives to, discuss and negotiate in good faith with Seller any proposed modifications to the terms and conditions of this Agreement and (C) following such Notice Period, the Buyer Board, after taking into account any modifications to the terms of this Agreement and the transactions to which Seller would agree, concludes in good faith and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Buyer or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (I) change the approval of this Agreement or any other approval of the Buyer Board or (II) relieve Buyer of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

Membership Interest Purchase Agreement

“Intervening Event” means a material event, change, effect, development (including, without limitation, a Superior Offer), condition or occurrence that affects the business, financial condition or continuing results of operations of the Company that is not known and is not reasonably foreseeable by the Buyer Board as of the Execution Date and does not relate to Seller or its Affiliates.

“Superior Offer” means any bona fide written Competing Transaction that the SPAC Board shall have determined in good faith (after consultation with its independent financial advisor of nationally recognized reputation and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal, by the Person making the proposal and (b) if consummated, would be materially more favorable from a financial point of view to the holders of SPAC Common Stock than the Transactions.

“Competing Transaction” means any (a) purchase of all or a substantial portion of the assets or equity of any person or (b) merger or business combination between SPAC, on the one hand, and any other person, on the other hand.

Section 7.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII, and provision of notice thereof by Buyer to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Buyer shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to stockholders of Buyer, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein, pursuant to the terms and provisions of the Trust Agreement. Reference is made to Buyer’s final prospectus, dated February 11, 2022 (the “Prospectus”). Company understands that Buyer has established the Trust Account, in an approximate amount of $88.4 million, for the benefit of the SPAC Stockholders and the underwriters of Buyer’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, Buyer may disburse monies from the Trust Account only: (i) to the SPAC Stockholders in the event of the conversion of their shares or the liquidation of Buyer; or (ii) to Buyer and its Underwriters and/or marketing agent(s) after consummation of a business combination, as described in the Prospectus. For and in consideration of Buyer agreeing to enter into this Agreement, Seller hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (the “Claim”) and notwithstanding anything in this Agreement to the contrary, Company hereby waives any Claim it may have in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account for any reason whatsoever.

Section 7.17 Cooperation on Financial Statements. Seller shall coordinate in good faith with the Company’s auditors to prepare and deliver to Buyer the audited and unaudited financial statements of the Company as may be required for the Proxy Statement (the “Proxy Financial Statements”) and the filing of the Form 8-K (the “Super 8-K Financial Statements”) in connection with the Closing. Any financial statements of the Company Group provided by Seller or the Company Group and filed following the Execution Date in the Proxy Statement and such Form 8-K will (a) comply, as to form in all material respects with Regulation S-X of the SEC, (b) will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC), and (c) will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Company Group as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

Membership Interest Purchase Agreement

Section 7.18 Listing. Buyer shall use its reasonable best efforts to cause the Share Consideration to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Closing Date.

Section 7.19 The “Pogo” Name. Except as expressly provided in this Section 7.19, from and after Closing, Seller shall be vested with all rights to the Retained Names, and Buyer shall not (and shall cause its Affiliates not to) use the Retained Names. Buyer shall promptly (and in no event later than one hundred twenty (120) days after the Closing Date): (i) make all necessary filings and take all other necessary actions to discontinue any further references by the Buyer or its Affiliates to the Retained Names; and (ii) change signage and stationery and otherwise discontinue use of the Retained Names; provided, however, that Buyer may use the Retained Names in connection with an announcement made pursuant to Section 7.14 and otherwise to the limited extent necessary to comply with applicable Law. As used herein, the “Retained Names” means “Pogo” and any reasonable derivations, integrations, or variations thereof.

Section 7.20 SPAC Extensions. Unless this Agreement shall have otherwise been terminated in accordance with its terms on or prior to February 14, 2023 (i.e., the 12 month anniversary of the closing of the Buyer’s initial public offering), Sponsor shall deposit, or cause to be deposited, into the Trust Account $862,500 in immediately available funds or such other amount as is reasonably necessary, and use commercially reasonable efforts to take such other action as is necessary to extend the period of time to consummate the business combination for Buyer to on or after May 14, 2023.

Section 7.21 Board Observer. Until the later of (i) the date that the Seller Representative no longer holds any Buyer Common Stock or (ii) the repayment and termination of the Promissory Note in accordance with its terms, Seller Representative shall have the right to appoint one representative to serve as a non-voting observer at all meetings of the Board of Directors of Buyer. In furtherance of the foregoing, at Closing, Seller Representative and Buyer shall execute and deliver a board observer agreement, in form and substance reasonably satisfactory to Seller Representative and Buyer, and such board observer agreement shall remain in effect in accordance with its terms.

Article VIII
Conditions to Closing

Section 8.1 Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Buyer set forth in Article VI shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect.

Membership Interest Purchase Agreement

(b) Performance. Buyer shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date except such covenants and agreements for which the nonperformance or noncompliance does not or would not be reasonably expected to have a Material Adverse Effect.

(c) Pending Litigation. No Proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body or have resulted in an injunction, order, or award that grants such relief.

(d) Deliveries. Buyer shall have delivered to Seller duly executed counterparts of the Transaction Documents to be delivered by Buyer under Section 9.3.

(e) Title Defects. The aggregate amount of all Title Defect Amounts for valid Title Defects asserted by Buyer in accordance with Section 3.3(a) shall not exceed an amount equal to 20% of the Base Purchase Price.

(f) Payment. Buyer shall be ready, willing, and able to pay the Cash Consideration to Seller (with at least $85,000,000 payable in cash and no more than $15,000,000 subject to payment through the terms of the Seller Promissory Note) and issue the Share Consideration to Seller.

(g) Listing. The Share Consideration shall have been approved for listing on the NYSE American, Nasdaq or another nationally recognized securities exchange listing mutually agreed by the Parties, subject only to official notice of issuance thereof.

(h) Regulatory Approval. If applicable, any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(i) Stockholder Approval. The transactions contemplated by this Agreement shall have been approved by the Buyer Stockholder Approval at the Special Meeting.

Section 8.2 Conditions to Obligation of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in Article V shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which shall be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect.

(b) Performance. Seller shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date in all material respects.

(c) Pending Litigation. No Proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body or have resulted in an injunction, order, or award that grants such relief, except with respect to Casualty Properties subject to Section 3.5, and except for any such Proceedings brought by holders of preferential purchase rights seeking to enforce such rights with respect to Properties with aggregate Allocated Values of less than twenty percent (20%) of the Base Purchase Price.

Membership Interest Purchase Agreement

(d) Deliveries. Seller (i) shall be ready, willing, and able to deliver to Buyer duly executed counterparts of the Transaction Documents to be delivered by Seller under Section 9.2 and (ii) shall have delivered the Super 8-K Financial Statements to Buyer.

(e) Regulatory Approval. If applicable, any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(f) Stockholder Approval. The transactions contemplated by this Agreement shall have been approved by the Buyer Stockholder Approval at the Special Meeting.

(g) Minimum Cash Amount. The Minimum Cash Amount plus the principal amount of the Promissory Note to Seller shall equal a total amount of $100,000,000.cause

(h) Net Tangible Assets. SPAC shall not have redeemed shares of SPAC Common Stock in the Redemption in an amount that would cause SPAC to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(i) Material Adverse Effect. No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date with respect to the Company.

(j) Title Defects. The aggregate amount of all Title Defect Amounts for valid Title Defects covered by Section 3.3(d)(1) shall not exceed an amount equal to 20% of the Base Purchase Price.

(k) Listing. Buyer Common Stock shall have listed, and shall have been approved for continued listing, on the NYSE American, Nasdaq or another nationally recognized securities exchange mutually agreed by the Parties.

Article IX
Closing

Section 9.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Seller and Buyer, take place at the offices of Baker Botts L.L.P. at 2001 Ross Ave. Suite 900, Dallas TX 75201, at 10:00 a.m. Central Time, on date that is two Business Days following the satisfaction or waiver of the conditions in Article VIII prior to Closing (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), subject to the rights of the Parties under Article X. The date on which Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) an executed counterpart of an assignment of all record and beneficial ownership of the Target Interests;

(b) releases and terminations of any liens, other than Permitted Encumbrances, burdening the Properties, including a payoff and termination of existing indebtedness with Pegasus Bank;

Membership Interest Purchase Agreement

(c) a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf thereof in his or her capacity as officer that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(d) a certificate meeting the requirements of Treasury Regulation § 1.1445-2(b)(2) from each Seller certifying that Seller is not a foreign Person within the meaning of the Code;

(e) an executed assignment of any Properties that may be assigned to a Seller-designated Affiliate in accordance with Section 3.3 or Section 3.5;

(f) resignations of each of the individuals serving as officers, as may be requested by Buyer, or manager of the Company;

(g) an executed counterpart of the Registration Rights Agreement and Escrow Agreement;

(h) evidence of the termination of the Contract Hedges at the cost of Seller;

(i) an IRS Form W-9 duly executed by each Seller

(j) an executed counterpart of the board observer agreement pursuant to Section 7.21; and

(k) all other documents required to be delivered by Seller on or prior to the Closing Date under this Agreement.

Section 9.3 Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) an executed original of the Promissory Note to Seller;

(b) an executed counterpart of the assignment described in Section 9.2(a);

(c) an executed counterpart of the Registration Rights Agreement and Escrow Agreement;

(d) a wire transfer of the Cash Consideration in same-day funds;

(e) evidence of the issuance of the Share Consideration to Seller or the Escrow Agent, as applicable.

(f) a certificate duly executed by an authorized officer of such Buyer, dated as of Closing, certifying on behalf of Buyer in his or her capacity as officer that the conditions set forth in Section 8.1(a), Section 8.1(b), and Section 8.1(c) have been satisfied;

(g) an executed counterpart of the board observer agreement pursuant to Section 7.21; and

(h) all other documents required to be delivered by Buyer on or prior to the Closing Date under this Agreement.

Membership Interest Purchase Agreement

Section 9.4 Books and Records. Within fifteen (15) Business Days after Closing, Seller shall deliver to Buyer, at Seller’s sole expense, the books and records of the Company (including the books, records, documents, instruments, accounts, correspondence, writings, title documents, reports, and opinions, and other papers and electronic files relating to the business of the Company and the Properties) (“Books and Records”) that are in the possession of Seller and its Affiliates (for the voidance of doubt, excluding those in the possession of the Company). Notwithstanding the foregoing, Seller shall be entitled to retain copies of such Books and Records and Buyer shall grant Seller access at all reasonable time to such Books and Records relating to the period prior to the Closing Date (including the right to make copies and take extracts thereof) to the extent reasonably necessary to prepare Seller’s financial statements and Tax reports, to implement the provisions of this Agreement, to investigate, defend, or pursue any claims arising under this Agreement, and for any other purpose relating to Seller’s rights or obligations under this Agreement.

Section 9.5 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Preliminary Settlement and Closing Payment. Not later than two (2) days prior to the Closing Date, Seller shall prepare and deliver to Buyer, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Cash Consideration and Share Consideration adjustments set forth in Section 2.3. Buyer shall have the right to review and comment on such calculation and Seller shall provide any supporting detail as reasonably necessary for Buyer’s review. Seller shall consider Buyer’s comments in good faith and reflect any comments that Seller believes in good faith are appropriate. Seller’s estimate (including Buyer’s comments in accordance with the foregoing sentence) that is delivered in accordance with this Section 9.5(a) shall constitute the dollar amount of the Cash Consideration and the Share Consideration to be paid to Seller at Closing (the “Closing Payment”).

(b) Final Settlement. As soon as reasonably practicable after Closing but not later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Proposed Closing Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts, and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Buyer shall at Seller’s request supply reasonable documentation available to support any credit, charge, receipt, or other item. Seller shall use commercially reasonable efforts to cooperate with Buyer in its preparation of such statement, including by making its personnel available to Buyer to help Buyer with finalizing its calculations. For thirty (30) days after Buyer delivers the Proposed Closing Settlement Statement (the “Review Period”), Buyer and Seller shall discuss Buyer’s proposals in good faith. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred and twenty (120) days after the Closing Date (such final statement, the “Final Settlement Statement”). At the end of the Review Period, if Seller disagrees with any portion of the Proposed Closing Settlement Statement, Seller shall provide a written report summarizing such disagreements, which report shall include Seller’s proposals for items where there is disagreement. Except to the extent timely contested by Seller in a written report delivered within such 30-day period, Seller shall be deemed to agree with the adjustments proposed by Buyer in the Proposed Closing Settlement Statement (as amended to include any changes mutually agreed by Buyer and Seller during the Review Period. In the event Seller delivers such a report and the matters in the report are not resolved at the end of the Review Period, the specific disputed items as set forth in such report will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Accounting Arbitrator”). If the Parties are unable to agree upon an Accounting Arbitrator, then such Accounting Arbitrator shall be selected by any Federal District Court or State District Court Judge in Dallas, Texas. The Accounting Arbitrator shall conduct the arbitration Proceedings in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Accounting Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal; provided that disputes relating to any Title Defects (including adjustments or remedies to be provided on account thereof) shall be resolved in accordance with Section 3.3(f). In determining the proper amount of any adjustment to the Base Purchase Price, the Accounting Arbitrator shall not increase the Base Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case and shall bear one-half (1/2) of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Accounting Arbitrator finally determines the disputed matters, as applicable, (i) Buyer shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.

Membership Interest Purchase Agreement

Article X
Termination

Section 10.1 Termination. Subject to Section 10.2, this Agreement may be terminated:

(a) at any time prior to Closing by the mutual prior written consent of Seller and Buyer;

(b) by Seller or Buyer if Closing has not occurred on or before March 31, 2023 (the “Outside Date”); provided, that if the Proxy Statement is in definitive form and has been mailed to Buyer’s stockholders of record prior to March 31, 2023 and a special meeting of Buyer’s stockholders is scheduled to be held on or prior to April 15, 2023, then the Outside Date shall be deemed to be April 30, 2023;

(c) by Buyer if all conditions to Seller’s obligation to proceed with Closing set forth in Section 8.1 have been satisfied or waived by Buyer (other than those conditions that, by their nature, are to be satisfied at Closing) but Seller has refused to close;

(d) by Seller or Buyer if, after the final adjournment of the Special Meeting at which a vote of Buyer’s stockholders has been taken in accordance with this Agreement, the Buyer Stockholder Approval has not been obtained;

(e) by Seller if:

(1) the Closing has not occurred on or before February 14, 2023 and Sponsor has not effected the extension of time allowed for the SPAC to consummate a business combination as contemplated by Section 7.20 (the “SPAC Extension”);

(2) Buyer has not obtained aggregate binding commitments of at least $60,000,000.00 in the form of Cash Facilities from reputable lenders or financing providers, and in a form reasonably satisfactory to Seller (which for the avoidance of doubt, such binding commitments may have customary conditions to closing), and presented copies of such commitments to Seller on or before December 31, 2022; or

(3) Buyer delivers the notice required by Section 7.3(b);

Membership Interest Purchase Agreement

(f) by Buyer on or prior to the date that Sponsor or Buyer effects the SPAC Extension, if the Company or Seller does not deliver the Proxy Financial Statements on or prior to February 7, 2023

(g) by either Party if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other Party set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.1 (if Seller is the breaching party) or Section 8.2 (if Buyer is the breaching party) to not to be satisfied, and (B) is incapable of being cured by the Outside Date or, if curable, is not cured by the breaching Party within thirty (30) days of receipt by the breaching Party of written notice of such breach or failure (or, if the Outside Date is less than thirty (30) days from the date of receipt of such notice, by the Outside Date); or

(h) by Seller if all conditions to Buyer’s obligation to proceed with Closing set forth in Section 8.2 have been satisfied or waived by Seller (other than those conditions that, by their nature, are to be satisfied at Closing) but Buyer has refused to close;

provided, however, that termination under clauses (b), (c), (d), (e), (f), or (g) shall not be effective until the Party electing to terminate has delivered written notice to the other Party of its election to so terminate. Notwithstanding the foregoing, no Party shall be entitled to terminate under clauses (b), (c), (f), or (g) if Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any materials respect its covenants or agreements hereunder or is then in a continuing, uncured material breach under this Agreement.

Section 10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, except as set forth in this Section 10.2, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement, the provisions of Article I, Sections 5.8, 6.6, and Section 7.6, this Section 10.2, Article XI, and Article XII, and all disclaimers herein, all of which shall survive such termination and continue in full force and effect in accordance with their respective terms), and the transactions contemplated hereby shall be abandoned without any further action of or liability to Seller Indemnitees or Buyer Indemnitees (absent Fraud, or any willful and material breach of this Agreement by a party hereto), and following such termination, Seller shall be free immediately to enjoy all rights of ownership of the Target Interests and to sell, transfer, encumber, or otherwise dispose of the Target Interests to any Person without any restriction under this Agreement.

Article XI
Survival and Indemnification

Section 11.1 Limitations on Representations and Warranties. The representations and warranties of Seller contained in Sections 5.2, 5.3, 5.4, and 5.5, (the “Seller Fundamental Representations”) and the representations and warranties of Buyer contained in Sections 6.2, 6.3, and 6.4 shall survive Closing until the expiration of the applicable statute of limitations. The representations and warranties contained in Section 5.11 shall survive until the expiration of the applicable statute of limitations (taking into account waivers or extensions thereof) with respect to the underlying Tax claim plus 60 days. The representations and warranties in Section 5.14 and the Special Warranty shall survive until the one-year anniversary of the Closing Date. All other representations and warranties contained in this Agreement shall survive for a period of 12 months from and after the Closing Date. The covenants and other agreements of the Parties set forth in this Agreement to be performed on or before Closing shall survive the Closing Date until the one-year anniversary of the Closing Date, and each other covenant and agreement of the Parties shall survive Closing until 90 days after the expiration date expressly set forth for such covenant or agreement as provided herein, or in the absence of such an express expiration date, the covenant or agreement will survive until 90 days after such covenant or agreement is fully performed in accordance with its terms and expire thereafter. The affirmations of representations, warranties, covenants, and agreements contained in any certificates delivered by the Parties at Closing shall survive Closing as to each representation, warranty, covenant, and agreement so affirmed for the same period of time that the specific representation, warranty, covenant, or agreement survives Closing pursuant to this Section 11.1, and shall expire thereafter. A representation, warranty, covenant, or agreement shall terminate and be of no further force and effect after the respective date of its expiration (the “Termination Date”), after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim properly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its Termination Date.

Membership Interest Purchase Agreement

Section 11.2 Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article XI, each Seller shall, severally and not jointly, indemnify and hold harmless Buyer Indemnitees from and against any and all Losses imposed upon or incurred by any Buyer Indemnitee as a result of or in connection with any of the following:

(1) any breach of a representation or warranty made by Seller in Article V;

(2) any breach of, or default in the performance by Seller of, any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement;

(3) any Losses to the extent they are attributable to, arise out of, or in connection with or are based upon the following (the “Specified Liabilities”): (i) any personal injury or death resulting from or attributable to ownership or operation of the Properties by Seller or the Company prior to the Closing Date; (ii) monetary fines or penalties of Governmental Bodies arising from violations of Law by Seller or the Company directly involving the ownership or operation of the Assets that occurred prior to the Closing Date; and (iii) the disposal or transportation of any Hazardous Materials generated from the Properties and taken by (or on behalf of) Seller or the Company from the Properties to any location not located on the Lands to the extent occurring during the period of ownership of the Properties by Seller or the Company.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article XI, Buyer shall indemnify and hold harmless Seller Indemnitees from and against any and all Losses imposed upon or incurred by any Buyer Indemnitee as a result of or in connection with any of the following:

(1) any breach of a representation or warranty made by Buyer in Article VI; and

(2) any breach of, or default in the performance by Buyer of, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, except (x) for remedies that cannot be waived as a matter of Law and injunctive and provisional relief (including specific performance), (y) for the resolution of the payments contemplated in Section 9.5 and (z) in the case of Fraud, if Closing occurs, indemnification pursuant to the provisions of this Article XI shall be the sole and exclusive remedy of the Parties with respect to any matters arising under or relating to this Agreement, the Transaction Documents, the transactions contemplated by this Agreement, the Target Interests, or the Properties, and the only legal action that may be asserted by any Party with respect to any matter that is the subject of this Article XI shall be a contract action to enforce or to recover Losses for the breach of this Article XI. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any Party, except in the case of Fraud.

(d) Notwithstanding any other provision of this Agreement or in a Transaction Document to the contrary, any claim for indemnity to which a Seller Indemnitee or Buyer Indemnitee is entitled must be asserted by and through Seller or Buyer, as applicable. The amount of any Losses for which an Indemnified Party is entitled to under this Article XI shall be reduced by the amount of insurance proceeds or other recoveries from Third Parties that are actually realized by the Indemnified Party or its Affiliates with respect to such Losses (net of any reasonable collection costs). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Agreement. An Indemnified Party shall take all reasonable steps to mitigate Losses for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Losses and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Membership Interest Purchase Agreement

Section 11.3 Indemnification Actions. All claims for indemnification under this Article XI shall be asserted and resolved as follows:

(a) For purposes of this Article XI, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify another Person or Persons with respect to any particular Losses pursuant to this Article XI, and the term “Indemnified Party” shall mean the Person or Persons having the right to be indemnified with respect to such Losses by another Party pursuant to this Article XI.

(b) To make a claim for indemnification under this Article XI, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Actual Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement which was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim. The Indemnified Party is authorized, prior to and during such period, to file any motion, answer, or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification. The failure to provide notice to the Indemnified Party shall be deemed to be a denial of liability, except as may be provided in a subsequent notice from the Indemnifying Party to the Indemnified Party.

(d) If the Indemnifying Party expressly admits its liability for the claim of indemnification, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and all related Proceedings; provided that the Indemnifying Party shall have no right to settle or compromise such Proceeding without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) except as contemplated herein. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its sole cost without any right of reimbursement, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d). Irrespective of whether the Indemnified Party elects to participate in contesting a Third Party Claim subject to this Section 11.3(d), the Indemnifying Party at its sole cost and expense shall provide to the Indemnified Party the following information with respect to the Third Party Claim: (i) all filings made by any party; (ii) all written communications exchanged between any parties to the extent available to the Indemnifying Party and not subject to a restriction on disclosure to the Indemnified Party or potential waiver of attorney-client privilege in favor of the Indemnifying Party or the Indemnified Party; and (iii) all orders, opinions, rulings, or motions. The Indemnifying Party shall deliver the foregoing items to the Indemnified Party promptly after they become available to the Indemnifying Party. An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto unless such settlement includes a written release of the Indemnified Party from all liability in respect of such Third Party Claim and the only consideration in such settlement is the payment of money damages (or similar consideration) that is fully indemnifiable by the Indemnifying Party or obligations that would be the sole responsibility of the Indemnifying Party, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (after given effect to the receipt of any amounts that are indemnifiable by the Indemnifying Party).

Membership Interest Purchase Agreement

(e) If the Indemnifying Party does not expressly admit its liability for the claim of indemnification, admits its liability but fails to diligently prosecute or settle a Third Party Claim, or if such Third Party Claim involves criminal charges or equitable remedies as its primary remedy, then the Indemnified Party (not the Indemnifying Party) shall have the right to defend against such Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing. If the Indemnifying Party admits its liability thereafter, the Indemnifying Party may assume the defense of such Third Party Claim at any time prior to settlement or final determination thereof (unless the Indemnifying Party is not able to assume such defense for any of the other reasons stated in the foregoing sentence). If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed payment or settlement, whether whole or partial, and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to admit in writing its liability for the Third Party Claim or portion thereof. If the Indemnifying Party admits its liability, the Indemnified Party shall not settle or compromise such Third Party Claim without the written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party fails to respond and admit in writing its liability during such ten (10) day period, the Indemnifying Party will be deemed to have denied liability (in which case the Indemnifying Party shall have no right to consent over such settlement or compromise).

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure or remedy the Losses complained of, (ii) admit its liability for such Losses, or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such period that it has cured or remedied the Losses or that it disputes the claim for such Losses, the Indemnifying Party shall be deemed to have disputed the claim for such Losses.

Section 11.4 Limitation on Actions.

(a) The Parties’ indemnity obligations hereunder with respect to a representation, warranty, covenant, or agreement shall continue as to such representation, warranty, covenant, or agreement only until the applicable Termination Date , except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before the Termination Date. The indemnity obligations with respect to the Specified Liabilities shall survive Closing until the one-year anniversary of the Closing Date.

Membership Interest Purchase Agreement

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement:

(1) Seller shall not have any liability under this Article XI for any individual Loss that does not exceed $250,000;

(2) Subject to Section 11.4(b)(1), Seller shall not have any liability under this Article XI unless and until the aggregate amount of the liability for all Losses for which Claim Notices are timely delivered by Buyer and for which Buyer is eligible for indemnity under Section 11.4(b)(1) exceeds a deductible amount equal to 3% of the Base Purchase Price, after which point Buyer (or Buyer Indemnitees) shall be entitled to claim Losses only in excess of that amount;

(3) In no event shall any Sellers aggregate liability to Buyer and Buyer Indemnitees under Section 11.2(a)(1) exceed the value of the Escrowed Share Consideration, except in the case of breaches of the Seller Fundamental Representations or in the case of actual Fraud; and

(4) In no event shall Sellers’ aggregate liability arising out of the indemnification obligations under Article XI exceed the Base Purchase Price, and Buyer waives and releases and shall have no recourse against Seller pursuant to Article XI or under or by reason of this Agreement or the transactions contemplated hereunder in excess of the Base Purchase Price.

(c) Notwithstanding anything else to the contrary contained elsewhere in this Agreement, Seller’s aggregate liability to Buyer for a breach of the Special Warranty with respect to any Property shall not exceed the Allocated Value of such Property.

(d) Notwithstanding anything to the contrary in this Agreement, solely for purposes of determining the amount of Losses that are the subject matter of an indemnification or reimbursement claim hereunder with respect to such representations and warranties (and not for purposes of determining whether there is any breach), such representations and warranties shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar terms, phrases or qualifiers contained in such representation or warranty.

(e) TO THE FULLEST EXTENT PERMITTED BY LAW, A PARTY SHALL BE ENTITLED TO THE LIMITATIONS ON LIABILITY HEREUNDER, IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE APPLICABLE LOSS IS THE RESULT OF (IN WHOLE OR IN PART) THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY SUCH PARTY. No Buyer Indemnitees or Seller Indemnitees shall be entitled to recover any Losses under any provision of this Article XI to the extent Buyer or Seller, respectively, are compensated for such Losses under Article II or such Buyer Indemnitee or Seller Indemnitee, respectively, has received payment for such Losses under any provision of this Agreement.

(f) In no event may Buyer or any of its Affiliates initiate a Proceeding alleging or asserting that any Seller or any other Person is liable for Fraud in connection with this Agreement or any of the acts or transactions contemplated hereunder unless such alleged Fraud (i) specifically relates to a matter with respect to which Seller remains responsible for Fraud by the express terms of this agreement, or (ii) does not relate to any representation, warranty, statement, or information made or communicated, orally or in writing, with respect to which Buyer has disclaimed reliance. Further, no Seller shall have any liability for Fraud of another Seller or Person unless such Seller committed or participated in the Fraud of such other Seller or Person.

Membership Interest Purchase Agreement

Article XII
Miscellaneous

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (including in .pdf format) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.

Section 12.2 Notices. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile, by email or by registered or certified mail, postage prepaid, as follows:

If to Seller Representative:

CIC Pogo LP

Oak Lawn Hall at Old Parkland

3879 Maple Avenue

Suite 400

Dallas, TX 75219

Attention:	Chris Cowan

Email: [      ]

with copies (which shall not constitute notice) to:

Pogo Resources, LLC
4809 Cole Avenue, Suite 200
Dallas, Texas 75205

Attention:	Kirk Pogoloff

Email: [      ]

with copies (which shall not constitute notice) to:

Hamilton Squibb & Shores, LLP
8150 N. Central Expy.,

Suite 1150
Dallas, Texas 75206

Attention:	Clifton A. Squibb
Email:	csquibb@hamiltonsquibb.com

and

Baker Botts L.L.P.
2001 Ross Ave. Suite 900
Dallas, Texas 75201

Attention:	Jon Platt
Email:	jonplatt@bakerbotts.com

If to Buyer:	HNR Acquisition Corp.

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Attention:	Donald W. Orr, President
Email:	donald.orr@hnra-nyse.com

Membership Interest Purchase Agreement

with a copy to (which shall not constitute notice):

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

Attention	Matthew Ogurick
Email:	matthew.ogurick@klgates.com

HNR Acquisition Corp.

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Attention:	David M. Smith, General Counsel
Email:	dmsmith@hnra-nyse.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (i) when physically delivered in person to the Party to which such notice is addressed, (ii) when transmitted to the Party to which such notice is addressed by confirmed facsimile transmission or email transmission, or (iii) at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Expenses. Except as otherwise provided in this Agreement, all Transaction Expenses incurred by Seller in connection with or related to the authorization, preparation, or execution of this Agreement, the Transaction Documents, and the Exhibits and Schedules hereto and thereto, and all other matters related to Closing, including all fees and expenses of counsel, accountants, and financial advisors, shall be borne solely and entirely by Seller, and all such Transaction Expenses incurred by Buyer shall be borne solely and entirely by Buyer. At Closing, Seller shall cause to be paid all outstanding Transaction Expenses attributable to Seller or the Company out of the Cash Consideration, and, for the avoidance of doubt, in no event shall any Transaction Expenses attributable to Buyer or its Affiliates reduce the Minimum Cash Amount or any amounts payable to Seller at Closing.

Section 12.4 Law; Venue. This Agreement and any claims, actions or Proceedings arising from this Agreement, whether in contract, tort, or otherwise shall be governed by, and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.

Section 12.5 Jurisdiction; Waiver of Jury Trial(a) . . EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN DALLAS COUNTY, TEXAS, OR TO PERSONAL JURISDICTION IN ANY ACTION, BROUGHT IN THE STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS, WITH RESPECT TO ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM (EXCEPT A DISPUTE, CONTROVERSY, OR CLAIM REFERRED TO A TITLE ARBITRATOR, ACCOUNTING ARBITRATOR, OR OTHER ARBITRATOR OR EXPERT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, OR IN THE STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Membership Interest Purchase Agreement

Section 12.6 Amendment; Waivers. No amendment, modification, or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges under this Agreement.

Section 12.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns.

Section 12.8 Entire Agreement. This Agreement and the other Transaction Documents to be executed hereunder and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties pertaining to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail to the extent of the conflict.

Section 12.9 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Parties to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided to the Buyer Indemnitees and the Seller Indemnitees.

Section 12.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, but the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 12.11 Construction. Each of the Parties has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF SELLER INDEMNITEES OR BUYER INDEMNITEES SHALL BE ENTITLED TO PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE, OR PRODUCTION) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF THE PARTIES, FOR ITSELF AND ON BEHALF SELLER INDEMNITEES OR BUYER INDEMNITEES, AS APPLICABLE, HEREBY EXPRESSLY WAIVES ANY RIGHT TO PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE, OR PRODUCTION) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE, OR PRODUCTION) TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY.

Membership Interest Purchase Agreement

Section 12.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Buyer, on behalf of Buyer Indemnitees, covenants, agrees, and acknowledges that no Person other than Seller has any obligation hereunder and that neither Buyer nor any other Buyer Indemnitee has any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Seller’s former, current, or future equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, or agent of any of the foregoing (each of the foregoing, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, whether in contract, tort, or otherwise.

Section 12.14 Relationship of Seller; Seller’s Representative. Each Seller hereby irrevocably constitutes and appoints CIC as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to each Seller, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Sellers’ Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Sellers or any Sellers, any and all consents, waivers and amendments deemed by the Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by Buyer under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and the Sellers’ Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Sellers’ Representative pursuant to the terms of this Agreement; provided, however, that, in each case, the Sellers’ Representative shall not take any action adverse to any Seller unless such action is also taken proportionately with respect to all the Sellers. Notices and communications to or from the Sellers’ Representative shall constitute Notice to or from each of the Sellers. Any decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Buyer may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (i) in all matters in which action by the Sellers’ Representative is required or permitted, the Sellers’ Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and Buyer shall be entitled to rely on any and all action taken by the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement; and (ii) the appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller hereby agrees to indemnify, defend, and hold harmless and release Sellers’ Representative from any and all Damages (known or unknown, actual or contingent, or existing or arising hereinafter) incurred or claimed against Sellers’ Representative in connection with its actions (and any inactions) taken or refrained to be taken by Sellers’ Representative in its capacity as agent of such Seller, regardless of fault of Sellers’ Representative.

Membership Interest Purchase Agreement

Section 12.15 Certain Waivers. Buyer and the Company agree, on their own behalf and on behalf of their respective Affiliates, that, following the Closing, Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP may serve as counsel to any Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP of Company Group prior to the Closing Date. Buyer, on behalf of itself and its Affiliates (including Company Group after the Closing) hereby (a) consents to each of Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP representation of any Seller or its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby (the “Subject Representation”), (b) waives any claim it has or may have that Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP has a conflict of interest or is otherwise prohibited from engaging in such Subject Representation based on its representation of Company Group prior to the Closing and (c) agrees that, in the event that a dispute arises between Buyer, Company Group or any of their respective Affiliates, on the one hand, and any Seller and/or its Affiliates, on the other hand, none of Buyer, Company Group or any of their respective Affiliates will object to Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP representing any Seller and/or its Affiliates in such dispute due to the interests of any Seller and its Affiliates being directly adverse to Buyer, Company Group or any of their respective Affiliates or due to Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP having represented Company Group in a matter substantially related to such dispute. Buyer further agrees that, as to all communications among Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP, Company Group, any Seller or their respective Affiliates and representatives prior to the Closing that relate in any way to the Subject Representation, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by any Seller and each of its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer, Company Group, or any of their respective Affiliates. To the extent that Buyer, Company Group, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of the applicable Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any member of Company Group and a Third Party (other than a Seller and its Affiliates) or any Governmental Body after the Closing, any member of Company Group may assert the attorney-client privilege against such Third Party to prevent disclosure of confidential communications by or with Baker Botts L.L.P. and/or Hamilton Squibb & Shores, LLP.

[Execution Page Follows]

Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below, effective as of the Execution Date.

SELLER:

CIC:

CIC Pogo LP

/s/ Fouad Bashour		Date:	12/27/2022
By:	Fouad Bashour, Manager

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SELLER (Continued):

DenCo:

DenCo Resources, LLC

/s/ John L. Denman, Jr		Date:	12/27/2022
By:	John L. Denman, Jr., President

Membership Interest Purchase Agreement

Execution Page - Page 2

SELLER (Continued):

4400:

4400 Holdings, LLC

/s/ Kirk Pogoloff		Date:	12/27/2022
By:	Kirk Pogoloff, Manager

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SELLER (Continued):

Pogo Management:

Pogo Resources Management, LLC

/s/ Kirk Pogoloff		Date:	12/27/2022
By:	Kirk Pogoloff, Manager

Membership Interest Purchase Agreement

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BUYER:

HNR Acquisition Corp

/s/ Donald W. Orr		Date:	12/27/2022
By:	Donald W. Orr, President

Membership Interest Purchase Agreement

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SPONSOR:

HNRAC SPONSORS LLC

/s/ Donald W. Orr		Date:	12/27/2022
By:	Donald W. Orr

Membership Interest Purchase Agreement

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